Exhibit 10.1

TERM LOAN AGREEMENT

Dated as of October 18, 2018

by and among
CONTAINER APPLICATIONS LIMITED
(as “CAL” or “Borrower”)
CAI INTERNATIONAL, INC.
(as “CAI” or “Guarantor”)

THE LENDERS LISTED ON SCHEDULE 1 HERETO

and

WELLS FARGO BANK, N.A.
as Administrative Agent (the “Administrative Agent”)

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			Page

	17.4.	Obligations Independent	105

	17.5.	Subrogation	105

	17.6.	Termination; Reinstatement	105

	17.7.	Subordination	106

	17.8.	Stay of Acceleration	106

	17.9.	Condition of the Borrower	106

18.	ACKNOWLEDGEMENT		106

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Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Term Note
Exhibit C	Form of Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption

Schedules

Schedule 1	Lenders and Commitments
Schedule 2	List of Container Collateral on the Closing Date
Schedule 7.3	Title to Properties; Leases
Schedule 7.7	Litigation
Schedule 7.15	Certain Transactions
Schedule 7.19(a)	Subsidiaries
Schedule 7.19(b)	Joint Ventures
Schedule 7.20	Bank Accounts
Schedule 7.33	Copy of MSC Lease
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments
Schedule 15	Disqualified Institutions
Schedule 16.6.1	Certain Addresses for Notices

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT is made as of October 18, 2018 (this “Credit Agreement”), by and among CONTAINER APPLICATIONS LIMITED, an international business company incorporated and licensed under the laws of Barbados, having its principal place of business at Suite 102, Bush Hill, Bay Street, St. Michael, Barbados, West Indies (“CAL” or the “Borrower”), CAI INTERNATIONAL, INC., a Delaware corporation, having its principal place of business at Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105 (“CAI” or the “Guarantor”), the lending institutions from time to time listed on Schedule 1 hereto (the “Lenders”) and WELLS FARGO BANK, N.A., as administrative agent for itself and the other Lenders (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lender(s) provide to the Borrower a term loan in the initial principal balance of One Hundred Million Dollars ($100,000,000.00);

WHEREAS, the Lender(s) have agreed to provide the term loan to the Borrower on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          DEFINITIONS AND RULES OF INTERPRETATION

1.1.        Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Account Control Agreement.  An account control agreement entered into in connection with the Intercreditor Agreement.

Accounts Receivable.  All accounts (as defined in the Uniform Commercial Code) and rights of the Borrower or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower, the Guarantor or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

Administrative Agent’s Office.  The Administrative Agent’s office located at 550 S. Tryon Street, MAC D1086‑051, Charlotte, NC 28202 or at such other location as the Administrative Agent may designate from time to time.

Administrative Agent.  Wells Fargo Bank, N.A., acting as administrative agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with §14.9.

Administrative Agent’s Special Counsel.  Dentons US LLP or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate.  With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent Parties.  See §16.6.3.

Aggregate Loan Principal Balance.  As of any date of determination, an amount equal to the then unpaid principal balance of Term Loans made to the Borrower pursuant to this Credit Agreement.

Agreement or Credit Agreement. This Term Loan Agreement, including the Schedules and Exhibits hereto as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

Anti‑Money Laundering Laws.  All laws, rules, and regulations of any jurisdiction relevant to any Lender, the Borrower, the Borrower’s Subsidiaries or the Guarantor concerning or relating to anti‑money laundering.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignee Group. Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption. An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by § 15.1.2, and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

Bail‑In Action. The exercise of any Write‑Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail‑In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail‑In Legislation Schedule.Balance Sheet Date.  December 31, 2017.

Balloon Payment.  See §3.1.1.

Barbados Security Documents.  All agreements, instruments, filings, records, notices and documents (including any collateral and perfection certificates) in or with respect to Barbados executed or delivered pursuant to or in connection with the Collateral of the Borrower.

Basel III.  Means:

(a)          the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)          the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement ‑ Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)          any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.

Benefit Plan.  Any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Borrower.  As defined in the preamble hereto.

Borrower Materials.  See §8.4.

Borrowing Base.  At the relevant time of reference thereto, an amount determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders pursuant to §8.4(e) which is equal to the product of (A) one of the following: (i) on the Closing Date, the Stated Advance Rate , or (ii) on each Payment Date thereafter, the Effective Advance Rate in effect on the immediately preceding Payment Date (or, in the case of the initial Payment Date, the Closing Date), in each case calculated after giving effect to all principal payments paid on such date and (B) the then aggregate Net Investment Value of all Collateral Containers.

Notwithstanding the occurrence of a default by MSC under the MSC Lease, for purposes of calculating the Borrowing Base, the Net Investment Value of such Collateral Container will continue to be used to value such container in the Borrowing Base.

Borrowing Base Report.  A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.

Breakage Loss.  For any Lender, the sum of LIBOR Breakage and Interest Rate Hedge Breakage Loss applicable to such Lender.

Business Day.  Any day on which banking institutions in San Francisco, California, and Charlotte, North Carolina, are open for the transaction of banking business.

CAI.  As defined in the preamble hereto.

CAI Rail.  CAI Rail, Inc., a Delaware corporation.

CAI Rail Indebtedness.  Indebtedness incurred (a) by CAI Rail from time to time solely in connection with the purchase of railcars and related assets (including fees, costs and expenses incurred in connection with such purchase) or (b) in connection with the refinancing of such Indebtedness incurred pursuant to clause (a) of this definition.

Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capitalized Leases.  Leases under which CAI or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock.  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Change in Law. The occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.  For the avoidance of doubt, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlement, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued, but, in the case of any such requests, rules, guidelines or directives enacted, adopted, implemented or issued on or before the Closing Date, only to the extent such requests, rules, guidelines or directives or changes thereto become effective after the Closing Date.

Change of Control.  An event or series of events by which:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of CAI entitled to vote for members of the board of directors or equivalent governing body of CAI on a fully‑diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(b)          during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of CAI cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)         any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of CAI, or control over the equity securities of CAI entitled to vote for members of the board of directors or equivalent governing body of CAI on a fully‑diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities;

(d)          a “change of control” or any comparable term under any other document or instrument evidencing Indebtedness in excess of $50,000,000 shall have occurred, and, as a result of such “change of control” (i) a default occurs under such document or instrument, (ii) the holder of such Indebtedness is otherwise permitted to declare such Indebtedness to be due and payable prior to its stated maturity, or (iii) CAI is required to offer to purchase or repay such Indebtedness; or

(e)          any event or series of events by which CAI shall own, directly or indirectly, less than one hundred percent (100%) of the Capital Stock of CAL.

Closing Date.  The first date all the conditions precedent in §11 are satisfied or waived and the Term Loans are to be made.

Code.  The Internal Revenue Code of 1986, as amended from time to time.

Collateral.  All of the property, rights and interests of the Borrower that are or are intended to be subject to the Liens created by the Security Documents.  For the avoidance of doubt, Collateral shall include, without limitation, all Collateral Containers, the MSC Lease to the extent (but only to the extent) such lease pertains to the Collateral Container, and all products and proceeds of the foregoing.

Collateral Agent.  The Person fulfilling the role of the “collateral agent” under the Intercreditor Agreement.

Collateral Containers.  Each of the Containers owned by the Borrower on the Closing Date that are listed on Schedule 2 hereto and substitutions and replacements for any such Container made in accordance with the terms of Section 6.3 of this Credit Agreement and reduced for any such Containers that have suffered an Event of Loss for which no such substitution or replacement has been provided.

Collection Account.  Any bank account (including any deposit account or securities account) which is (i) established with the Administrative Agent as the depositary bank or (ii) subject to an Account Control Agreement (or such other agreement(s) required under applicable law required) in favor of the Administrative Agent for the benefit of the Secured Parties and, in each case, which the Administrative Agent has a first priority perfected security interest in and Lien upon such bank accounts and the Collateral held therein.

Commitment.  With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make a Term Loan to the Borrower pursuant to the terms of this Credit Agreement.

Commitment Fee.  See §2.2.

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders.

Commodity Exchange Act.  The Commodity Exchange Act (7.U.S.C. §1 et seq), as amended from time to time and any successor statutes.

Compliance Certificate.  See §8.4(d).

Connection Income Taxes.  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of CAI and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated EBITDA.  With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income (or Deficit) of CAI and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) other noncash charges for such period, plus (c) principal payments received by CAI or any of its Subsidiaries during such period with respect to Direct Finance Leases, all as determined in accordance with GAAP.

Consolidated EBITDAR.  With respect to any fiscal period of CAI and its Subsidiaries, an amount equal to the sum of (a) Consolidated EBITDA for such fiscal period plus (b) consolidated rental expense on Rental Obligations for such fiscal period as determined in accordance with GAAP.

Consolidated Funded Debt.  At any time of determination, with respect to CAI and its Subsidiaries, an amount equal to the excess of (1) the sum, without duplication, of (a) the aggregate amount of Indebtedness of CAI and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables (including trade payables to manufacturers) incurred in the ordinary course of business), (iii) Capitalized Leases, (iv) Rental Obligations, and (v) the maximum drawing amount of all letters of credit outstanding plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by CAI or any of its Subsidiaries, in all cases determined in accordance with GAAP over (2) the amount of cash and short term investments held by or on behalf of CAI or any of its Subsidiaries as restricted cash pursuant to the terms of a debt instrument.

Consolidated Net Income (or Deficit).  The consolidated net income (or deficit) of CAI and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all non‑recurring non‑cash gains or losses and any unrealized adjustments, whether positive or negative, resulting from Interest Rate Protection Agreements or Swap Contracts in respect of currency hedging entered into in the ordinary course of business, and plus or minus, as applicable, to the extent requested by the Borrower or CAI and approved by the Senior Credit Facility Administrative Agent (with respect to the corresponding term used in the Senior Revolving Credit Facility) in its discretion, noncash gains or losses to the extent resulting from changes in U.S. tax law (including the Code) or regulations thereunder applicable to a taxable year beginning on or after January 1, 2018, with such adjustments being applicable only to the initial twelve months following such change in law.

Consolidated Operating Cash Flow.  With respect to any fiscal period of CAI and its Subsidiaries, an amount equal to (i) Consolidated EBITDAR for such fiscal period minus (ii) cash income taxes paid or payable in such fiscal period, all as determined in accordance with GAAP.

Consolidated Tangible Net Worth.  As of any date of determination, at all times in accordance with GAAP, for CAI and its Subsidiaries on a consolidated basis, Shareholders’ Equity of CAI and its Subsidiaries on such date minus the Intangible Assets of CAI and its Subsidiaries on such date; provided that the calculation of Consolidated Tangible Net Worth shall exclude any unrealized adjustments, whether positive or negative, resulting from Interest Rate Protection Agreements or Swap Contracts in respect of currency hedging entered into in the ordinary course of business.

Consolidated Total Debt Service. With respect to CAI and its Subsidiaries and for any Reference Period, the sum, without duplication, of (a) any and all scheduled payments of principal, during such period in respect of Indebtedness that become due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which CAI or any of its Subsidiaries is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capitalized Leases, (iv) in respect of any reimbursement obligations in respect of letters of credit due and payable during such period, and (v) Indebtedness of the type referred to above of another Person guaranteed by CAI or any of its Subsidiaries, plus (b) Consolidated Total Interest Expense paid or payable in cash during such Reference Period, plus (c) consolidated rental expense on Rental Obligations for such period as determined in accordance with GAAP, plus (d) Permitted Excess Preferred Dividends paid in such Reference Period; provided, however that there shall be excluded from the amount described in clause (a) any payment to refinance Indebtedness during such Reference Period through the issuance or incurrence of additional Indebtedness permitted pursuant to §9.1 hereof, including refinancing through borrowing under existing credit facilities.

Consolidated Total Interest Expense.  For any period, the aggregate amount of interest required to be paid or accrued by CAI or any of its Subsidiaries during such period on all Indebtedness of CAI or such Subsidiary outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, all as determined in accordance with GAAP.

Containers.  The standard dry‑van containers, refrigerated containers, generator sets for use with refrigerated containers, special use containers, tank containers, open top containers, pallet‑wide containers, and other types of containers (whether or not used for intermodal transportation, including without limitation, containers used for storage, housing and in the energy industry), flat rack, swap body, rolltrailer, and any other type of intermodal equipment used in transportation, either owned or leased by the Borrower and/or the Guarantor and employed by the Borrower or the Guarantor in the conduct of its business.

Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

Credit Agreement or Agreement.  This Term Loan Agreement, including the Schedules and Exhibits hereto as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

Debtor Relief Laws.  The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default.  See §13.1.

Delinquent Lender.  Subject to §2.11.2, any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Term Loans, within three (3) Business Days of the date required to be funded by it hereunder, and such failure shall continue for two (2) Business Days, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Delinquent Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, other than, in the case of either the Lender or the direct or indirect parent of such Lender, an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity; provided that a Lender shall not be a Delinquent Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Delinquent Lender under any one or more of clauses (a) through (d) above, and of the Closing Date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Delinquent Lender (subject to §2.12.2) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

Designated Jurisdiction.  Any country or territory to the extent that such country or territory itself is subject to Sanctions.

Direct Finance Lease.  A Lease pursuant to which the Borrower or the Guarantor leases Containers to a lessee and (a) the terms of such lease provide that title to such Containers will pass to such lessee at the end of the lease term automatically or at the option of the lessee for no additional consideration or for consideration so nominal that the lessee would be economically compelled to exercise such option or (b) the proceeds of such lease are booked on the applicable Borrower’s or the Guarantor’s financial statements (in accordance with GAAP) as “Income from Direct Finance Leases.”

Direct Finance Lease Receivables.  All accounts and rights of the Borrower or the Guarantor to payment in respect of Direct Finance Leases that are not in default and all sums of money or other proceeds due to the Borrower or the Guarantor pursuant to such Direct Finance Leases, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on such Borrower’s or the Guarantor’s books of account in accordance with GAAP; provided that (i) the Administrative Agent shall hold a valid and perfected first priority security interest under applicable law in all Direct Finance Lease Receivables (including all products and proceeds thereof) included in the Borrowing Base and (ii) if any account debtor in respect of Direct Finance Lease Receivables is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect thereof, the Borrower or the Guarantor shall inform the Administrative Agent and take such other actions as may be required by the Administrative Agent to ensure its valid and perfected first priority security interest in such Direct Finance Lease Receivables prior to including the same in the Borrowing Base.

Disqualified Institution.  On any date, (a) any Person set forth on Schedule 15 and (b) any other Person that is a competitor of the Borrower or any of its Subsidiaries in the intermodal container leasing industry, railcar leasing industry or logistics industry which Person has been designated by CAI as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than two (2) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that CAI has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

Distribution.  With respect to any Person, (a) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Person, other than dividends payable solely in shares of common stock of such Person; (b) the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of such Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); (c) the return of capital by such Person to its shareholders as such; or (d) any other distribution on or in respect of any shares of any class of Capital Stock of such Person.

Documentation Agent.  See Introductory Paragraph.

Dollars or $.  Dollars in lawful currency of the United States of America.

Drawdown Date.  The Closing Date.

EEA Financial Institution.  (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country.  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority.  Any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Advance Rate.  As of any date of determination, a fraction stated as a percentage, the numerator of which is equal to the then Aggregate Loan Principal Balance and the denominator of which is equal to the then Net Investment Value of all Collateral Containers that are subject to the MSC Lease on the Closing Date.

Eligible Assignee.  Any of the following: (a) Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing CAI (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, the Borrower’s Affiliates or Subsidiaries or any Disqualified Institution to which CAI has not given its consent, or any party that (as of the date of any assignment) would be entitled to any incremental indemnity or other payments from Borrower on account of withholding, additional costs or any other matters described in Article 5 in an amount in excess of the amounts that the assignor Lender would be entitled to as of such date..

Environmental Laws.  Any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waters or public systems.

ERISA.  The Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

ERISA Affiliate.  Any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event.  (a) A Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at‑risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

Event of Default.  See §13.1.

Event of Loss.  With respect to any Container, the occurrence of any of the following events:

(a)          total loss or destruction thereof;

(b)          theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower or the Guarantor;

(c)          damage rendering such Container unfit for normal use and, in the judgment of the Borrower or the Guarantor, beyond repair at reasonable cost;

(d)          any condemnation, seizure, forced sale or other taking of title to or use of any such Container; and

(e)          if such Container is subject to the MSC Lease or another Lease, such Container is deemed to have suffered an “event of loss”, “casualty” or other equivalent term as defined in such Lease.

Excluded Intercompany Obligations.  Payments owing by the Borrower to CAI arising in the ordinary course of business that represent either (a) payments of Net Operating Income (as defined in the Intercreditor Agreement) that are distributable to third party owners of containers and the associated lease, or (b) reimbursement for Operating Expenses (as defined in the Intercreditor Agreement) previously incurred.

Excluded Subsidiary.  Any Subsidiary of CAI that (a) is not a Loan Party does not participate in any cash management or other arrangements under which any of its revenues, collections or payables are commingled with any assets of any Loan Party or Securitization Entity or under which any Loan Party provides cash management or other services supporting the collection of its revenues or payment of its expenses unless such services are provided on an arms‑length basis and such Loan Party is reimbursed for the market cost of such services; (b) has no Indebtedness or other obligations that are guaranteed by or secured by any assets of any Loan Party and (c) has provided to the Administrative Agent evidence of the foregoing satisfactory to the Administrative Agent.

Excluded Taxes.  Any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by CAI under §5.11) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to §5.2.2(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with §5.2.2(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

FASB ASC.  The Accounting Standards Codification of the Financial Accounting Standards Board.

FATCA.  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate.  For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank N.A. on such day on such transactions as determined by the Administrative Agent.

Fee Letter.  The fee letter, dated as of the Closing Date, among the Borrower, the Administrative Agent and Wells Fargo Bank, N.A., as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

Fixed Interest Rate.  ________________ percent (_________%) per annum.

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP or generally accepted accounting principles.  (a) With respect to the financial calculations in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Guarantor reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Guarantor adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Governing Documents.  With respect to any Person, its certificate or articles of incorporation, its by‑laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority.  The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

Guaranteed Obligations.  See § 17.1.

Guaranty.  The Guaranty made by CAI under Article XVII.

Hazardous Materials.  Explosive or radioactive substances or materials and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or materials, in each case regulated pursuant to any Environmental Law.

Hypothetical Fixed Rate.  See §2.1.2.

Hypothetical Interest Rate Hedge Transaction.  See §2.1.2.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)          every obligation of such Person for money borrowed,

(b)          every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)          every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)         every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)          every obligation of such Person under any Capitalized Lease,

(f)          every obligation of such Person under any Synthetic Lease,

(g)         all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money (excluding any equity instruments, including common or preferred shares or other forms of Capital Stock) or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)          every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

(i)          every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j)          every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(k)         every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation, and

(l)          all Rental Obligations of such Person;

provided, however, that, for the avoidance of doubt, any trade payables owing to manufacturers incurred in the ordinary course of business that are not delinquent shall not be deemed Indebtedness for the purposes of this definition.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rental obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly‑owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (iv) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (v) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, and (vii) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indemnified Taxes.  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Indemnitee.  See §16.3.

Intangible Assets.  Assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

Intercreditor Agreement.  The Intercreditor Collateral Agreement dated as of December 20, 2010, by and among the CAI, CAL, certain “Lenders”, “Owners”, the “Revolver Agent”, the “Collateral Agent” (as each such term is defined therein) and certain other Persons that from time to time become party thereto.

Interest Rate Hedge Agreement.  An ISDA Interest Rate Cap Agreement or an ISDA Interest Rate Swap Agreement, including any schedules and confirmations prepared and delivered in connection therewith.

Interest Rate Hedge Breakage Amount. For a Lender in respect of a Loan made by such Lender that accrues interest at the Fixed Interest Rate, the amount calculated by such Lender as the amount of its interest rate hedging gains or losses as the result of any circumstance contemplated in Section 5.12.1 (in the event of any Event of Default specified in Section 13.1 of this Credit Agreement, such amount shall be calculated by such Lender using relevant information or data available as of the date on which such Loan becomes due and payable as a result of such Event of Default); provided however, if the Borrower provides such Lender with a written notice disputing the Interest Rate Hedge Breakage Amount calculated by such Lender on or prior to the close of business on the fifth (5th) Business Day following the date such Lender advises Borrower of such amount, such Lender will recalculate such amount based on a termination or partial termination of the related Hypothetical Interest Rate Hedge Transaction of the relevant Lender as of the relevant date of determination in accordance with the Close‑out Amount (as defined in the 2002 ISDA Master Agreement published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and incorporating by reference therein the definitions and provisions contained in the 2000 ISDA Definitions as published by the ISDA (as the same may from time to time be amended, supplemented or substituted) (collectively, the “ISDA 2002 Master Agreement”)) methodology. For the purposes hereof, the relevant Lender will be deemed the Determining Party (as defined in the ISDA 2002 Master Agreement) and the relevant Hypothetical Interest Rate Hedge Transaction will be deemed to be the Terminated Transaction (as defined in the ISDA 2002 Master Agreement) and the relevant date of the deemed termination will be deemed to be the Early Termination Date (as defined in the ISDA 2002 Master Agreement). For the avoidance of doubt, (w) no Lender is under any obligation to hedge its interest rate risk in respect of any Loan and the amount determined by each Lender as its Interest Rate Hedge Breakage Gain or Interest Rate Hedge Breakage Loss will in all cases be determined as if it had hedged its interest rate risk in respect of such Loan, (x) Interest Rate Hedge Breakage Amounts will be determined for amounts corresponding to the related change of the principal amount of the related Loan as the result of any circumstance contemplated in Section 5.12.1, (y) if Borrower has requested a Lender to recalculate the Interest Rate Hedge Breakage Amount, such Lender will do so in a commercially reasonable manner at a commercially reasonable time following such request, and (z) the Interest Rate Hedge Breakage Amount may not take into account any amounts of interest accrued on the relevant Loan as of the date on which the Interest Rate Hedge Breakage Amount is calculated.

Interest Rate Hedge Breakage Gain. The amount of an Interest Rate Hedge Breakage Amount that represents a gain to the relevant Lender, whether actual or notional.

Interest Rate Hedge Breakage Loss. The amount of an Interest Rate Hedge Breakage Amount that represents a loss to the relevant Lender, whether actual or notional.

Interest Rate Protection Agreement.  Any agreement entered into between the Borrower and the Administrative Agent, any of its Affiliates or any of the Lenders or their Affiliates providing for an interest rate swap, cap, collar, or other hedging mechanism with respect to interest payable on Indebtedness.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall not be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

IP Rights.  Collectively, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights.

IRS.  The United States Internal Revenue Service.

Laws.  Collectively, (a) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and (b) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, having the force of law.

Lender Affiliate.  With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.

Lenders.  The lending institutions listed on Schedule 1 hereto as Lenders and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to § 15.

LIBOR.  The London interbank offered rate or the LIBOR Successor Rate.

LIBOR Breakage.  The amount, if any, required to compensate any Lender for any losses, costs or expenses (excluding loss of profit), which it may incur as the result of any circumstance contemplated in Section 5.12.1, including, without limitation, losses, costs or expenses incurred in connection with unwinding or liquidating any deposits or funding arrangements with its funding sources, as reasonably determined by such Lender, which determination shall be conclusive absent manifest error.

Lien.  Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), charge or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing).

Loan Documents.  This Credit Agreement, the Term Notes, the Guaranty, the Fee Letters, the Security Documents and all other documents, instruments, agreements and certificates now or hereafter in connection with any of the foregoing or the transaction contemplated hereby.

Loan Parties.  The Borrower and the Guarantor, collectively; each of the Borrower and the Guarantor, a “Loan Party”.

Loan Request.  See §2.4.

Material Adverse Effect.  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)          a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Borrower, individually, or CAI and its Subsidiaries, taken as a whole;

(b)          an adverse effect on the ability of CAI or any of its Subsidiaries, individually and/or taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or

(c)         any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, any impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document or any impairment of the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents.

Material Subsidiary.  A Subsidiary of CAI which (x) owns assets in excess of 2.50% of the book value of the total assets of CAI and its Subsidiaries or (y) has revenues in excess of 2.50% of the total revenues of CAI and its Subsidiaries.

Maturity Date.  October ___, 2023.

Moody’s.  Moody’s Investors Services, Inc.

MSC.  MSC Mediterranean Shipping Company S.A.

MSC Lease.  The Long Term/Purchase Option Agreement dated as of August 28, 2018, by and between MSC, as lessee, and CAL, as lessor.

Multiemployer Plan.  Any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan.  A Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

Net Investment Value.  As of any date of determination, an amount equal to the “Net Investment Value” of the Borrower in that portion of the MSC Lease related to the Collateral Containers, shall be the amount determined in accordance with GAAP as in effect on the Closing Date and without giving effect to changes in GAAP that are adopted or come into effect after the Closing Date.  Upon a default under the MSC Lease or termination of such lease for any reason, “Net Investment Value” will continue to be determined as if such lease was in effect and no default thereunder had occurred, even if the Collateral Containers are subsequently placed on an operating lease.

Obligations.  All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to any of the Lenders (including, without limitation, the obligation to pay any Breakage Loss to a Lender), and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement, or any of the other Loan Documents or any Interest Rate Protection Agreement or other instruments at any time evidencing any of the foregoing.

OFAC.  The Office of Foreign Assets Control of the United States Department of Treasury.

Other Connection Taxes.  With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes.  All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §5.2.2).

outstanding or Outstanding.  With respect to the Term Loans, the aggregate unpaid principal thereof as of any date of determination.

Participant. See §15.1.4.

PBGC.  The Pension Benefit Guaranty Corporation.

PCAOB.  The Public Company Accounting Oversight Board.

Pension Act.  The Pension Protection Act of 2006.

Pension Funding Rules.  The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the Closing Date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan.  Any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

Perfection Certificate.  The Perfection Certificate as defined in the Security Agreement.

Permitted Acquisitions.  Any acquisition by CAL, whether by purchase, merger or otherwise, of all or substantially all of the assets of, the Capital Stock of, or a business line or unit or a division of, any Person; provided that:

(i)           immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable approvals of Governmental Authorities;

(iii)         such acquisition shall be consensual and shall have been approved by the board of directors of such Person;

(iv)        in the case of the acquisition of Capital Stock, the issuer of such Capital Stock shall become a Subsidiary of CAI immediately after consummation of the applicable transaction, and CAI shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary (or as of such later date as the Administrative Agent shall consent), the actions required to be taken, if any, under §8.15 or CAI shall include a certification in the certificate referenced in clause (vii) below that such new Subsidiary does not need to become a Guarantor in order to maintain compliance with §8.15;

(v)         on a pro forma basis after giving effect to such acquisition, CAI is in compliance with the financial covenants contained in §10 for the period immediately prior to the making of such acquisition and during the twelve (12) month period immediately following the making of such acquisition;

(vi)         any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which CAI and its Subsidiaries are permitted to engage in pursuant to §9.10 and activities related thereto;

(vii)       CAI shall have delivered to Administrative Agent a certificate, in form and substance reasonably satisfactory to it, from the Responsible Officer of CAI certifying that the conditions set forth in clauses (i) through (vi) above are satisfied (which certificate shall attach supporting projections, information and calculations with respect to the requirements set forth in clause (v) above (all based on fair and reasonable projections of the financial performance of CAI and its Subsidiaries)); and

(viii)       immediately prior to, and after giving pro forma effect thereto, the Total Leverage Ratio is equal to or less than 3.50:1.00.

Permitted Excess Preferred Dividends.  For any Reference Period, the portion of regular preferred dividends paid in such Reference Period calculated as follows: (a) if the Total Leverage Ratio is 3.50:1.00 or higher (or, at any time that the Total Leverage Ratio has been increased to 4:00:1.00 pursuant to §10.1, if the Total Leverage Ratio is 3.75:1.00 or higher), all preferred dividends paid in such Reference Period; (b) if the Total Leverage Ratio is below 3.50:1.00 (or, at any time that the Total Leverage Ratio has been increased to 4:00:1.00 pursuant to §10.1, if the Total Leverage Ratio is below 3.75:1.00), but equal to or higher than 3.00:1.00, the portion of preferred dividends paid in such Reference Period that exceeds the sum of: 100% of Consolidated Net Income for the immediately preceding Reference Period, plus net cash proceeds from the issuance by CAI of common or preferred equity securities during such Reference Period, or (c) if the Total Leverage Ratio is less than 3.00:1.00, none of the preferred dividends paid in such Reference Period.

Permitted Liens.  Liens permitted by §9.2.

Permitted Securitization.  Any secured lending facility entered into by a Securitization Entity solely for the purpose of purchasing, financing or refinancing of assets of CAI and any of its Subsidiaries, provided that (i) any Indebtedness incurred in connection with such facility is non‑recourse to CAI all of its respective Subsidiaries (other than such Securitization Entity) and their respective assets, (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) other than the initial Investment in such Securitization Entity, none of CAI or any of its Subsidiaries are required to make additional Investments in such Securitization Entity, (iv) none of CAI or any of its Subsidiaries have any material contract, agreement, arrangement or understanding with such Securitization Entity other than on terms comparable or more favorable (in the aggregate) to CAI and its Subsidiaries than those that might be obtained at the time such contract, agreement, arrangement or understanding is entered into from Persons that are not Affiliates of the Borrower, and (v) none of CAI or any of its Subsidiaries has any obligation to maintain such Securitization Entity’s financial condition or cause such Securitization Entity to achieve certain levels of operating results other than any obligation of CAI or any of its Subsidiaries, as an equipment manager of Containers with respect to such Securitization Entity.

Person.  Any individual, corporation, limited liability company, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Plan.  Any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

Platform.  See §8.4.

Principal Balance.  With respect to any Term Loan owned by a Lender as of any date of determination, an amount equal to the excess of (x) the aggregate original principal amounts of the Term Loan made by such Lender, over (y) the sum of all Principal Payment Amounts and optional and mandatory prepayments of the Term Loans by the Borrower which are actually paid to such Lender subsequent to the Closing Date.

Principal Payment Amount.  For each Principal Payment Date the portion of principal balance of the Term Loans payable on such Principal Payment Date in accordance with Section 3.1.1 hereof.  The Principal Payment Amount due on any Principal Payment Date is in addition to any prepayment required pursuant to the provisions of Section 3.2 hereof.

Principal Payment Date.  Each of (i) December 20, 2018, (ii) the 20th day of each March, June, September and December thereafter (or, if such day is not a Business Day, the immediately preceding Business Day), and (iii) the Maturity Date.

PTE.  A prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Reference Period.  As of any date of determination, the period of four (4) consecutive fiscal quarters of CAI and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

Register.  See §15.1.3.

Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Rental Obligations.  All present or future obligations of CAI or any of its Subsidiaries under any rental agreements or leases of real or personal property, other than (a) obligations that can be terminated by the giving of notice without liability to CAI or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, (b) obligations under rental agreements relating to equipment other than Containers having an aggregate value of less than $5,000,000 for all such agreements, (c) obligations in respect of any Capitalized Leases, (d) any obligations incurred in a lease transaction where the obligation of CAI or its Subsidiary to pay rent thereunder is limited to a pass‑through of net rental amounts received by CAI or its Subsidiaries from a sublessee of container equipment under such transaction (“net sublease rentals”), so that if there are no net sublease rental amounts received by CAI or its Subsidiaries from a sublessee then CAI or its Subsidiaries would have no obligation to make any rental payment under or in connection with such transaction, shall not constitute a Rental Obligation hereunder; and (e) obligations under the lease of commercial office properties in the conduct of the business of CAI or any of its Subsidiaries shall not be deemed a Rental Obligation hereunder.  For purposes of this Credit Agreement, the aggregate amount of Rental Obligations of CAI and its Subsidiaries shall, as at any date of determination, be an amount equal to the net present value, calculated at a discount rate equal to the rate implicit in the relevant lease per annum, of the future Rental Obligations of such Person.

Reportable Event.  Any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders.  As of any date, the Lenders holding Term Exposures representing more than fifty percent (50%) of the sum of the total Term Exposures at such time; provided that the portion of the outstanding Principal Balances held or deemed held by, any Delinquent Lender shall be excluded for purposes of making a determination of Required Lenders.

Required Prepayment Amount.  For any Principal Payment Date, the amount (if any), set forth in the Borrowing Base Report, by which the then Aggregate Loan Principal Balance exceeds the Borrowing Base, as such Borrowing Base is measured as of the last day of the immediately preceding month.

Responsible Officer. The chief executive officer, president, chief operating officer, chief financial officer or interim chief financial officer of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

Restricted Payment.  In relation to CAI and its Subsidiaries, any Distribution to (i) CAI’s or any Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower, or (ii) any Affiliate of the Borrower or any Subsidiary or any Affiliate of the Borrower’s or such Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower.

Sanction(s). Any and all international economic, financial, sectoral, secondary sanctions or trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by the United States government, including without limitation, OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Netherlands, Germany, or other relevant sanctions authority that is administered or enforced by the United States government or Her Majesty’s Government or any other governmental authority in any jurisdiction in which (i) the Borrower or any member of the borrowing group is located or conducts business, (ii) in which any of the credit proceeds will be used, or (iii) from which repayment of the credit will be derived.

Scheduled Principal Payment.  See §3.1.1.

Secured Parties.  Collectively, the Administrative Agent, the Lenders, any other holder from time to time of Obligations, each co‑agent or sub‑agent appointed by the Administrative Agent from time to time pursuant to §14, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

Securities Laws. The Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes‑Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

Securitization Entity.  A special purpose bankruptcy‑remote corporation, partnership, trust, limited liability company or other business entity that is formed by, and will remain a subsidiary of CAI (and will be at all times a direct subsidiary of a Borrower or Guarantor owned at least 75% by such Borrower or Guarantor (or such lower percentage as may be requested by the Borrowers and agreed to by the Required Lenders)), for the sole and exclusive purpose of purchasing or financing assets of CAI or any of its Subsidiaries.

Security Agreement.  The Security Agreement, dated or to be dated as of the Closing Date, between the Borrower and the Administrative Agent, and in form and substance satisfactory to the Lenders and the Administrative Agent, as the same may be amended, restated, supplemented, reaffirmed or otherwise modified and in effect from time to time.

Security Documents.  The Security Agreement, the Use and Access Agreement, the Barbados Security Documents, the Intercreditor Agreement and all other agreements, instruments, filings, records, registrations and documents, including without limitation, Uniform Commercial Code financing statements (or the equivalent thereof in any applicable foreign jurisdiction) and the Perfection Certificates, (a) required to be executed or delivered pursuant to any Loan Document or (b) that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

Senior Revolving Credit Facility.  That certain Third Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013 (as amended restated and otherwise expanded from time to time (including without limitation, increases in maximum Indebtedness that may be borrowed thereunder) among CAI and Borrower, as borrowers, Bank of America, N.A. and the other lending institutions from time to time party thereto, and Bank of America N.A. as administrative agent (the “BofA Revolving Credit Agreement”); and (ii) any revolving credit facility that may be entered into from time to time as a replacement for the BofA Revolving Credit Agreement (a “Replacement Revolving Credit Agreement”) as such Replacement Revolving Credit Agreement may be amended, restated and otherwise expanded (including without limitation, increases in maximum Indebtedness that may be borrowed thereunder).

Senior Credit Facility Administrative Agent.  Bank of America, N.A., or such other institution as may replace it as Administrative Agent under the Senior Revolving Credit Facility.

Shareholders’ Equity.  As of any date of determination, consolidated shareholders’ equity of CAI and its Subsidiaries as of that date determined in accordance with GAAP.

S&P.  Standard & Poor’s Ratings Group.

Solvent.  With respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Staff Loan Program.  A program administered by CAI pursuant to which CAI makes loans to employees; provided, that the aggregate principal amount of loans outstanding at any time under such programs shall not exceed $1,500,000 and that no more than an aggregate of $100,000 of which may be unsecured.

Stated Advance Rate.  Eighty five percent (85%).

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Swap Contract.  (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Obligation.  With respect to the Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Taxes.  All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Exposure.  With respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loans at such time.

Term Loan.  The loan made, or to be made, by the Lenders to the Borrower pursuant to §2.

Term Note. See § 2.4.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.  The Total Commitment on the Closing Date is $100,000,000.00.

Total Leverage Ratio.  As at any date of determination, the ratio of (a) Consolidated Funded Debt as at such date to (b) Consolidated Tangible Net Worth as at such date.

Use and Access Agreement.  The Use and Access Agreement, dated or to be dated as of the Closing Date, between the Borrower, CAI and the Administrative Agent, and in form and substance satisfactory to the Lenders and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

U.S. Person.  Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate.  See §5.2.2(e)(ii)(B)(III).

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Write‑Down and Conversion Powers. With respect to any EEA Resolution Authority, the write‑down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule.

1.2.        Rules of Interpretation.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(c)         All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in substantial conformity with, GAAP (with any non‑GAAP conventions and adjustments not being material in the aggregate) applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of CAI and its Subsidiaries (including the Borrower) shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(d)         If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Senior Credit Facility Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (including prior to any changes with respect to depreciation and amortization of the Containers or the residual value thereof) and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(e)         Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).

(f)          Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

2.          TERM LOAN FACILITY

2.1.        Commitment to Lend; Rate Setting Procedure.

2.1.1.     Term Loan.  Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower on a single occasion on the Closing Date a loan (the “Term Loan”) denominated in Dollars and having an initial principal balance in an amount not to exceed its Commitment Percentage of lesser of (A) the Total Commitment at such time and (B) the Borrowing Base at such time.

2.1.2.     Setting of Hypothetical Fixed Rate.  On the Closing Date, each Lender shall be deemed to have entered into an interest rate swap transaction (each a “Hypothetical Interest Rate Hedge Transaction”), which Hypothetical Interest Rate Hedge Transaction shall have the economic terms necessary to convert the Fixed Interest Rate scheduled to be paid under the Loan made on such date plus the swap margin (for such Loan, the “Hypothetical Fixed Rate”) during the period from (and including) the Closing Date to (but excluding) the Maturity Date, into a one month LIBOR‑based interest rate equal to the sum of (i) the rate per annum equal to LIBOR as of the beginning of the relevant period (or, if unavailable, a successor rate or alternative benchmark rate as determined by the Lender), plus (ii) one and four tenths percent (1.40%) per annum.  The inclusion of the swap margin in the Hypothetical Fixed Rate will increase the value of the Hypothetical Interest Rate Transaction to the Lender.  If the Borrower were to prepay the fixed rate Loan, the value of the swap margin will either (a) increase the related Interest Rate Hedge Breakage Loss which will be payable by the Borrower or (b) reduce the value of the Interest Rate Hedge Breakage Gain which the Borrower may be entitled to set off against other payments owned by the Borrower.  The Lender swap margin will be [●] basis points.  For the avoidance of doubt, no Lender is under any obligation to hedge its interest rate risk in respect of any fixed rate Loan.

2.2.        Evidence of Debt.  The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note of the Borrower in substantially the form of Exhibit B hereto (each a “Term Note”), which shall evidence such Lender’s Term Loans in addition to such accounts or records.  Each Lender may attach schedules to its Term Note(s) and endorse thereon the date, amount, interest rate and maturity of such Lender’s Term Loans and payments with respect thereto.

2.3.        Interest.  Except as otherwise provided in §5.10, each Term Loan shall bear interest commencing with the Closing Date at the rate per annum equal to the Fixed Interest Rate.  Such interest shall be calculated on the basis of a year of 360 days comprised of twelve 30‑day months. The Borrower promises to pay interest on each Term Loan made to it in arrears on each Principal Payment Date with respect thereto.

2.4.       Requests for Term Loans. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower) of the Term Loan requested hereunder (a “Loan Request”) not later than 2:00 p.m. (Eastern time) no less than two (2) Business Days prior to the proposed Closing Date. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof.  Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Term Loan requested from the Lenders on the proposed Drawdown Date.

2.5.        Funds for Term Loans.

2.5.1.     Funding Procedures.  Not later than 1:00 p.m. (New York time) on the proposed Drawdown Date of any Term Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Term Loans.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Term Loans made available to the Administrative Agent by the Lenders.

2.5.2.     Advances by Administrative Agent.

(a)         The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Term Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Term Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the Fixed Interest Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Term Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s share of such Term Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)         Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under §§2.5.2(a) and (b) shall be conclusive, absent manifest error.

2.5.3.     Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to §2.5.2(b) are several and not joint.  The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under §2.8.2(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loans, to purchase its participation or to make its payment under §2.5.2(b).

2.5.4.     Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this §2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable credit extension set forth in §§11 or 12 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.5.5.     Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.5.6.     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans or accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided that:

(a)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)          the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Delinquent Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agree, to the extent each such party may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.6.        Change in Borrowing Base.  The Borrowing Base shall be calculated (based on the application of the formula contained in the definition of “Borrowing Base”) by the Borrower pursuant to a Borrowing Base Report delivered to the Administrative Agent on the Closing Date and at such other intervals as may be specified pursuant to §8.4(f) by reference to the Borrowing Base Report most recently delivered to the Lenders and the Administrative Agent.  The Administrative Agent shall give to the Borrower written notice of the amount of the Borrowing Base determined by the Administrative Agent as a result of its calculation thereof to the extent that the Administrative Agent’s calculation thereof differs from that of the Borrower.  Prior to the time any such notice becomes effective, the Borrowing Base shall be computed as it would have been computed in the absence of such notice.

2.7.        Term Loan Facility.  The facility evidenced by this Credit Agreement is a term loan facility.  Accordingly, the Borrower will not have the right to reborrow any amounts repaid or prepaid to the Lenders in accordance with the terms of this Credit Agreement.

2.8.        Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.9.         Delinquent Lenders.

2.9.1.     Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Delinquent Lender, then, until such time as that Lender is no longer a Delinquent Lender, to the extent permitted by applicable Law:

(a)          Waivers and Amendments.  That Delinquent Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §16.12.

(b)          Reallocation of Payments.  Any payment of principal, interest, fees or other amounts (including, without limitation, any Breakage Loss) received by the Administrative Agent for the account of that Delinquent Lender (whether voluntary or mandatory, at maturity, pursuant to §13 or otherwise, and including any amounts made available to the Administrative Agent by that Delinquent Lender pursuant to §16.1), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Delinquent Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which that Delinquent Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non‑interest bearing deposit account and released in order to satisfy obligations of that Delinquent Lender to fund Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Delinquent Lender as a result of that Delinquent Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Delinquent Lender as a result of that Delinquent Lender’s breach of its obligations under this Agreement; and sixth, to that Delinquent Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which that Delinquent Lender has not fully funded its appropriate share and (y) such Term Loans were made at a time when the conditions set forth in §12 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all non‑Delinquent Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of that Delinquent Lender.  Any payments, prepayments or other amounts (including, without limitation, any Breakage Loss) paid or payable to a Delinquent Lender that are applied (or held) to pay amounts owed by a Delinquent Lender pursuant to this §2.11.1(b) shall be deemed paid to and redirected by that Delinquent Lender, and each Lender irrevocably consents hereto.

(c)          Certain Fees.  That Delinquent Lender shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Delinquent Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Delinquent Lender).

2.9.2.    Delinquent Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Delinquent Lender should no longer be deemed to be a Delinquent Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the Closing Date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages, whereupon that Lender will cease to be a Delinquent Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Delinquent Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Delinquent Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Delinquent Lender.]

3.          REPAYMENT OF THE TERM LOANS

3.1.        Principal Payment Amounts.

3.1.1.     The Borrower shall repay the principal balance of the Term Loans in twenty (20) quarterly installments (each, a “Scheduled Principal Payment”), consisting of (i) twenty (20) quarterly installments, commencing on December 20, 2018 and on each subsequent Principal Payment Date each in an amount equal to One Million, Five Hundred Thousand Dollars ($1,500,000.00) and (ii) one installment (the “Balloon Payment”) payable on the Maturity Date in an amount equal to Seventy Million Dollars ($70,000,000.00).  The amount of each Scheduled Principal Payment and the Balloon Payment shall be adjusted from time to time in accordance with §3.2.2 of this Credit Agreement.  Each such payment shall be applied to the Term Loans of each Lender in accordance with their respective Commitment Percentage.

3.1.2.     The aggregate unpaid Principal Balance of all Term Loans, together with accrued interest thereon and all other amounts (including, without limitation, any Breakage Loss) owed by the Borrower pursuant to the terms of the Loan Documents, shall be payable in full on the earlier to occur of (i) the Maturity Date and (ii) the date on which the Loans and other Obligations have been declared payable in accordance with the provisions of Section 13 hereto.

3.2.        Mandatory Repayments of Term Loans.

3.2.1.     The Borrower shall pay on such Principal Payment Date, pay to the Administrative Agent for the respective accounts of the Lenders for application to the respective Term Loans an amount equal to the Required Prepayment Amount; provided, however, that the Borrower shall be permitted, to satisfy any such payment on the Principal Payment Date by providing additional Eligible Containers in accordance with Section 6.3 of this Credit Agreement.  For the avoidance of doubt, no prepayment of any portion of the principal balances of the Term Loans pursuant to this §3.2.1 may be reborrowed by the Borrower.

3.2.2.     In connection with any prepayment of principal of a Term Loan pursuant to this Section 3.2, the Borrower shall also pay the Administrative Agent, for the account of the Lenders, (A) interest accrued to the date of prepayment with respect to the principal amount being prepaid, (B) any Breakage Loss and (C) any other costs incurred by the Lenders in connection therewith in accordance with §5.12.  If there is an Interest Rate Hedge Breakage Gain, Administrative Agent, on behalf of the Lenders shall make the payment required by Section 5.12.2, and the Lenders shall reimburse the Administrative Agent for the amount so‑paid to Borrower.  Each such prepayment shall be applied to reduce all remaining Scheduled Principal Payments and the Balloon Payment by a fraction (stated as a percentage) the numerator of which is equal to the amount of such prepayment and the denominator of which is the Aggregate Loan Principal Balance (calculated after giving effect to the Scheduled Principal Payment paid on date but prior to any reduction for such prepayment).

3.3.        Optional Repayments of Term Loans.

3.3.1.     The Borrower shall have the right, at its election, to repay the outstanding amount of the Term Loans, as a whole or in part, at any time without penalty or premium; provided that any full or partial prepayment of the outstanding amount of any Term Loan pursuant to this §3.3 may be made only on a Principal Payment Date.  The Borrower shall give the Administrative Agent a no later than 10:00 a.m., New York time, at least two (2) Business Days’ prior written notice of any proposed prepayment pursuant to this §3.3 specifying the proposed date of prepayment of relevant Term Loans and the principal amount to be prepaid.  Each such partial prepayment of the applicable Term Loans shall be in a principal amount of at least $___________, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment.  Each partial prepayment shall be allocated among the applicable Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s applicable Term Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.  For the avoidance of doubt, no prepayment of any portion of the Principal Balances of the Term Loans pursuant to this §3.3 may be reborrowed by the Borrower.

3.3.2.     In connection with any prepayment of principal of a Term Loan pursuant to this Section 3.3.2, the Borrower shall also pay the Administrative Agent, for the account of the Lenders, (A) interest accrued to the date of prepayment with respect to the principal amount being prepaid, (B) any Breakage Loss and (C) any other costs incurred by the Lenders in connection therewith in accordance with §5.12.2.  If there is an Interest Rate Hedge Breakage Gain, Administrative Agent, on behalf of the Lenders shall make the payment required by Section 5.12.2, and the Lenders shall reimburse the Administrative Agent for the amount so-paid to Borrower.  Each such prepayment shall be applied to reduce all remaining Scheduled Principal Payments and the Balloon Payment by a fraction (stated as a percentage) the numerator of which is equal to the amount of such prepayment and the denominator of which is the Aggregate Loan Principal Balance (calculated after giving effect to the Scheduled Principal Payment paid on date but prior to any reduction for such prepayment).

4.          [RESERVED]

5.          CERTAIN GENERAL PROVISIONS

5.1.         Fees.  The Borrower agrees to pay the fees in the amounts and on the terms and conditions set forth in the Fee Letter.

5.2.        Funds for Payments.

5.2.1.     Payments to Administrative Agent.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

5.2.2.     Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)         Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)         If any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent in its good faith discretion to be required based upon the information and documentation the Withholding Agent has received pursuant to subsection (e) below, (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this §5.2.2) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)         If any Withholding Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this §5.2.2) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnifications.

(i)          Each of the Loan Parties shall, and does hereby, severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §5.2.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability and an explanation of the calculation of such amount delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to §5.2.2(c)(ii) below.

(ii)          Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of §15.1.4 relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)          Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this §5.2.2, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in §5.2.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(I)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN‑E (or W‑8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN‑E (or W‑8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)        executed originals of IRS Form W‑8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN‑E ( or W‑8BEN, as applicable); or

(IV)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN‑E (or W‑8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑2 or Exhibit G‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑4 on behalf of each such direct and indirect partner; any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)       Each Lender agrees that if any form or certification it previously delivered pursuant to this §5.2.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this §5.2.2, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this §5.2.2 with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection to the extent such payment would place the Recipient in a less favorable net after‑Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)         Survival.  Each party’s obligations under this §5.2.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

5.3.        Computations.  All computations of interest for Fixed Rate Loans shall be made on the basis of a year of 360 days consisting of twelve (12) months consisting of thirty (30) days.  All other computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year).

5.4.        [RESERVED].

5.5.        [RESERVED].

5.6.        Additional Costs, Etc.  If any Change in Law shall:

(a)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by §5.10);

(b)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)          impose on any Lender or the Administrative Agent any other condition, cost or expense affecting this Credit Agreement, the other Loan Documents or the Term Loans and the result of any of the foregoing is to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

5.7.        Capital Adequacy.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered but only in an amount equal to such reduction and to the extent that such reduction is not otherwise reflected in the Fixed Rate.  Each Lender shall allocate such cost increase among its customers in good faith and on an equitable basis.

5.8.       Certificate.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in §5.6 or §5.7 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.  Failure or reasonable delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Article 5 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9.        [RESERVED].

5.10.      Indemnity.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan on a day other than a Principal Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrowers;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

5.11.       Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office.  If any Lender requests compensation under §§5.6 or 5.7, requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to §5.2.2, if any Lender gives a notice pursuant to §5.5, or if any Lender requests payment of compensation pursuant to §5.10, then at the request of the Borrowers such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §§5.2.2, 5.6, 5.7 or 5.10, as the case may be, in the future, or eliminate the need for the notice pursuant to §5.5, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         Replacement of Lenders.  If any Lender requests compensation under §§5.6 or 5.7, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to §5.2.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with §5.10(a), the Borrower may replace such Lender in accordance with §14.7.

5.12.        Interest After Default.

5.12.1.   Overdue Amounts.  Overdue principal and (to the extent permitted by applicable law) interest on the Term Loans and all other overdue amounts (including, without limitation, any overdue Breakage Loss) payable hereunder or under any of the other Loan Documents shall bear interest from the due date compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the Fixed Interest Rate until such amount shall be paid in full (after as well as before judgment).  An amount shall be considered overdue hereunder if not paid on the date fixed for payment herein or any accelerated maturity thereof, regardless of any grace periods which may be permitted under §§13.1(a) or (b) hereof.

5.12.2.   Amounts Not Overdue.  During the continuance of an Event of Default the principal of the Term Loans shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Required Lenders pursuant to §16.13, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to the Term Loans, as the case may be, pursuant to §2.5 or (b) the rate of interest applicable to overdue principal pursuant to §5.12.1.

5.13.       Breakage Loss and Interest Rate Hedge Breakage Gains.

5.13.1.   Upon the earlier of (x) the first Payment Date following the request of a Lender and (y) acceleration of a Loan in accordance with the terms of this Credit Agreement, the Borrower shall pay to such Lender, an amount equal to the Breakage Loss incurred by or applicable to such Lender in connection with:

(i)          any mandatory or optional prepayment of a Loan made by the Borrower for any reason, any obligation of the Borrower to repay a Loan upon acceleration of such Loan, or any payment made on a date other than a Payment Date; or

(ii)          any failure by the Borrower for any reason to borrow a Loan from such Lender on the date for such borrowing specified in the relevant borrowing notice; or

(iii)         any failure by the Borrower for any reason to borrow a Loan from such Lender following the formal forward fixing of the interest rate for such Loan.

5.13.2.   A Lender will pay any Interest Rate Hedge Break Gain to the Borrower in connection with any event described in Section 5.12.1 (i) through (iii) on the date of the corresponding principal payment by the Borrower to such Lender by setting off any Interest Rate Hedge Break Gain applicable to such Lender and due to Borrower against any payment of principal, interest or other amount due to such Lender from the Borrower with each party’s obligations to make payments in the amount of such offset being automatically satisfied and discharged.

5.14.       Survival.  All of the Borrower’s obligations under this §5 shall survive termination of all Obligations hereunder, and resignation of the Administrative Agent.

6.          COLLATERAL SECURITY AND GUARANTY

6.1.        Security of the Borrower.  All of the Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens that are entitled to priority under applicable law) in all of the assets of the Borrower constituting Collateral (which shall include, without limitation, the Container Collateral and the MSC to the extent (but only to the extent) related to the Container Collateral, and all products and proceeds thereof), whether now owned or hereafter acquired, pursuant to the terms of, and as provided in, the Security Documents.

6.2.        Guaranty of CAI.  All of the Obligations shall be guaranteed by CAI pursuant to the terms of the Guaranty contained in §17.

6.3.        Additional Containers.  The Borrower may from time to time add Containers to the Borrowing Base in order to remedy any deficiency in the Borrowing Base; provided that at the time of each such addition:

6.3.1.     No Event of Default exists or will exist giving effect thereto;

6.3.2.     Such Container is subject to the MSC Lease on the date of such addition and the representations set forth in §§7.33 and 7.34 are true and correct on the date of which additional Containers are provided solely with respect to the Containers added on such date and the MSC Lease solely as it applies to such additional Containers;

6.3.3.     Such Container is of the same type of Container as was included in the Container Collateral on the Closing Date; and

6.3.4.     The Borrower shall have and delivered to the Administrative Agent a Security Agreement Supplement with respect to such additional Container and related assets.

The additional Container(s) shall become Container(s) subject to this Loan Agreement and the Security Agreement and the security interest granted to the Administrative Agent pursuant to the Security Documents.  Each Loan Party shall take all actions that the Administrative Agent reasonably determines are necessary or advisable to protect and perfect the Administrative Agent’s security interest in the additional Container(s).

7.          REPRESENTATIONS AND WARRANTIES

Each of CAI (for itself and each of its Subsidiaries) and CAL (for itself) represents and warrants to the Lenders and the Administrative Agent as follows:

7.1.         Corporate Authority.

7.1.1.     Incorporation; Good Standing.  Each of CAL and CAI and its respective Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2.     Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower, CAI or any of its Subsidiaries are or are to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower, CAI or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower, CAI or any of its respective Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, the Borrower, CAI or any of its respective Subsidiaries.

7.1.3.     Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower, CAI or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2.       Governmental or Third Party Approvals.  The execution, delivery and performance by the Borrower, CAI or any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which such Person is or is to become a party and the transactions contemplated hereby and thereby do not require (x) the approval or consent of, or filing with, any governmental agency or authority other than those already obtained or (y) the approval or consent of, or filing with, any party with whom the Borrower, CAI or any of its Subsidiaries have entered into material agreements and/or instruments by which the Borrower, CAI, any of its Subsidiaries or any of its respective properties may be bound, other than those already obtained.

7.3.        Title to Properties; Leases.  Except as indicated on Schedule 7.3 hereto, CAI and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of CAI and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens or other rights of others, except Permitted Liens.

7.4.         Financial Statements and Projections.

7.4.1.      Fiscal Year.  CAI and each of its Subsidiaries has a fiscal (or financial) year which is the twelve months ending on December 31 of each calendar year.

7.4.2.     Financial Statements.  There has been furnished to the Administrative Agent a consolidated balance sheet of CAI and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of CAI and its Subsidiaries for the fiscal year then ended, certified by KPMG LLP, and management‑prepared consolidated balance sheets and statements of income of CAI and its Subsidiaries as at the end of each fiscal quarter after the Balance Sheet Date and prior to the Closing Date.  Such balance sheets and statements of income have been prepared in accordance with GAAP and fairly present the financial condition of CAI and its Subsidiaries as at the close of business on the respective dates thereof and the results of operations for the fiscal periods then ended; provided that such balance sheet and statement of income remain subject to normal year‑end adjustments and lack of footnotes and other presentation items.  There are no contingent liabilities of the Borrower, CAI or any of its Subsidiaries as of such date involving material amounts, known to the officers of CAI, which were not disclosed in such balance sheets and the notes related thereto.

7.4.3.     Projections.  As of the Closing Date, (a) the projections of the annual operating budgets of CAI and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2018 to 2022 fiscal years, copies of which have been delivered to each Lender, are based upon reasonable estimates and assumptions and reflect the reasonable estimates of CAI and its Subsidiaries of the results of operations and other information projected therein and (b) to the knowledge of CAI and its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.

7.5.        No Material Adverse Changes, etc.  Since the Balance Sheet Date there has been no event or occurrence which has had or would result in a Material Adverse Effect.  Since the Balance Sheet Date, none of the Borrower, CAI or its Subsidiaries have made any Restricted Payment other than Restricted Payments permitted under §9.4.

7.6.        Franchises, Patents, Copyrights, etc.  The Borrower, CAI and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

7.7.        Litigation.  Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of CAI after due and diligent investigation, threatened or contemplated at law, in equity or before any Governmental Authority, by or against CAI or any of its Subsidiaries or against any of their properties or revenues, that (a) if adversely determined, might, either in any case or in the aggregate, after taking into account the merit of such actions, suits, proceedings, claims or disputes, (i) have a Material Adverse Effect or (ii) materially impair the right of CAI and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of CAI and its Subsidiaries, or (b) would question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.8.       No Materially Adverse Contracts, etc.  None of CAI nor any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  None of the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower’s officers, to have any Material Adverse Effect.

7.9.       Compliance with Other Instruments, Laws, etc.  None of the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

7.10.      Tax Status.  CAI and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against CAI or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person other than a Loan Party or a Subsidiary.

7.11.       No Event of Default.  No Default or Event of Default has occurred and is continuing.

7.12.      Holding Company and Investment Company Acts.  Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; neither the Borrower nor any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.13.      Absence of Financing Statements, etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of CAI or any of its Subsidiaries or any rights relating thereto.

7.14.      Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under the laws of Barbados and the United States of America, to establish and perfect the Administrative Agent’s security interest in the Collateral.  The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.  The Borrower is the owner of the Collateral owned by it free from any Lien, except for Permitted Liens.

7.15.      Certain Transactions.  Except for (i) arm’s length transactions pursuant to which CAI or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than CAI or such Subsidiary could obtain from third parties, (ii) transactions in connection with a Permitted Securitization (and in compliance with the requirements applicable to a Permitted Securitization) and except pursuant to the terms of the documents described on Schedule 7.15 hereto, no Affiliate of the Borrower, CAI or any of its Subsidiaries is presently a party to any transaction with the Borrower, CAI or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower and CAI, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner.

7.16.      Employee Benefit Plans.

7.16.1.   General.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or such Pension Plan is entitled to rely on an opinion or advisory letter issued by the Internal Revenue Service. To the best knowledge of CAI, nothing has occurred that would adversely affect the status of any such determination, opinion or advisory letter.

7.16.2.   Claims, Actions or Lawsuits  There are no pending or, to the best knowledge of CAI, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

7.16.3.   ERISA Events.  (i) No ERISA Event has occurred, and neither CAI nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) CAI and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither CAI nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither CAI nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither CAI nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

7.17.      Use of Proceeds.

7.17.1.   General.  The proceeds of the Term Loans shall be used to refinance and/or purchase the Collateral Containers to be leased under the MSC Lease including Indebtedness incurred under the Senior Revolving Credit Facility.

7.17.2.   Regulations U and X.  CAI and its Subsidiaries are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

7.18.       Environmental Compliance.

7.18.1.   Environmental Claims.  Each of the Borrower, CAI and each of its respective Subsidiaries conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each of the Borrower, CAI and its Subsidiaries has concluded, based on reasonable inquiry, that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19.      Subsidiaries, etc.  Schedule 7.19(a) hereto:  (i) sets forth the only Subsidiaries of the Borrower and CAI, including the jurisdiction of incorporation/formation and principal place of business or registered office, as the case may be, of each such Person; and (ii) describes which of such Subsidiaries are Excluded Subsidiaries.  Except as set forth on Schedule 7.19(b) hereto, none of the Borrower, CAI nor any of its respective Subsidiaries is engaged in any joint venture or partnership with any other Person.

7.20.      Collection Accounts.  Schedule 7.20 designates each Collection Account of the Borrower and all Manager Collection Accounts are subject to an Account Control Agreement entered into in connection with the Intercreditor Agreement.

7.21.      Disclosure.  None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, CAI or any of its respective Subsidiaries in the case of any document or information not furnished by either of them or any of their Subsidiaries) necessary in order to make the statements herein or therein not misleading; provided that, with respect to projected financial information, each of the Borrower and CAI represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact known to the Borrower, CAI or any of its respective Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

7.22.      Benefits of Intercreditor Agreement.  This Credit Agreement is an “Equipment Credit Agreement” as such term is used in the Intercreditor Agreement.  The Administrative Agent and the Lenders are “Non‑Revolving Lenders”, as such term is used in the Intercreditor Agreement.

7.23.       Solvency.  Both before and after giving effect to each incurrence of Indebtedness hereunder, and the payment of all fees, costs and expenses payable by the Borrower hereunder, each of the Borrower, CAI and each of its respective Subsidiaries is Solvent.

7.24.      Insurance.  The Borrower, CAI or any of its respective Subsidiaries maintain insurance and such insurance is in accordance with sound business practices in accordance with industry standards and the terms of the Security Documents.

7.25.      [Reserved].

7.26.      Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Term Loans or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56)).  Furthermore, neither the Borrower, CAI nor any of its respective Subsidiaries or other Affiliates that are controlled by the Borrower or CAI (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

7.27.      Taxpayer Identification Number.  The Borrower’s and the Guarantor’s true and correct U.S. taxpayer identification number is set forth on Schedule 16.6.1.

7.28.      Updates to Certain Schedules.  The Borrower may from time to time supplement any of Schedules 7.19(a), 7.20 or 16.6.1 as may be necessary for such Schedules to be accurate and complete as of the date such supplements are delivered and which supplement shall be certified by a Responsible Officer of CAI and in a form reasonably satisfactory to the Administrative Agent.

7.29.      Sanctions.  Neither CAI, nor any of its Subsidiaries, nor, to the knowledge of CAI and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority (iii) owned or controlled by, or is acting on behalf of a target of Sanctions, (iv) to the best of the Borrower’s knowledge, after due care and inquiry, no Borrower, parent, affiliate or subsidiary of the Borrower or guarantor is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanction(s), or (v) located, organized or resident in a Designated Jurisdiction.  The Borrower and their Subsidiaries has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions.

7.30.     Anti‑Corruption and Anti-Money Laundering Laws.  The Borrower and their Subsidiaries have (i) conducted their businesses in compliance with applicable Anti-Money Laundering Laws and anti‑corruption laws, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti‑corruption legislation in other jurisdictions in which the Borrower and their Subsidiaries conduct business and (ii) instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

7.31.      Use of Plan Assets. The Borrower represent and warrant, as of the Sixth Amendment Closing Date and throughout the term of this Agreement, that no Borrower is using “plan assets” (within the meaning of 29 CFR § 2510.3‑101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

7.32.      EEA Financial Institutions.  Neither the Borrower nor CAI is an EEA Financial Institution.

7.33.      MSC Lease.

7.33.1.   Copy of MSC Lease.  A true, complete and correct copy of the MSC Lease is attached as Schedule ____ hereto.  The MSC is in full force and effect as of the Closing Date.

7.33.2.   No Default.  No event of default has occurred and is continuing under the MSC Lease on the Closing Date.

7.33.3.   No Lien.  The MSC Lease and the proceeds of each of the foregoing are subject to no other Liens other than those Permitted Liens that are permitted pursuant to §§9.2.1 (v), (ix) or (x).

7.33.4.   No Consent.  The rights of the Borrower under the MSC Lease are assignable without the consent of, or notice to MSC except for such consents that have been obtained or notices given.

7.34.       Container Collateral.

7.34.1.   List of Container Collateral.  Each of Containers listed on Schedule 2 hereto are subject to the MSC Lease on the Closing Date and have been accepted by MSC under the MSC Lease.

7.34.2.   Perfection.  Each Container in the Container Collateral is subject to a first priority (subject only to Permitted Liens) fully perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties in Barbados and in all jurisdictions within the United States of America where filing financing statements in accordance with the Uniform Commercial Code is necessary to perfect the Administrative Agent’s security interest in such Container under applicable law in the United States of America and Barbados,

7.34.3.   No Liens.  Each Container in the Container Collateral is subject to no Liens arising by, through or under the Borrower or, to the best of the Borrower’s knowledge, any other Person except Permitted Liens that are permitted pursuant to §§9.2.1 (v), (ix) and (x).

7.34.4.   Serviceable Condition.  To the best of the Borrower’s knowledge, each Container in the Container Collateral is in a serviceable condition in the normal course of business.

7.34.5.   No Event of Loss.  To the best of the Borrower’s knowledge, each Container in the Container Collateral has not suffered an Event of Loss.

7.34.6.   Generator Set.  No Container in the Container Collateral is a generator set.

8.          AFFIRMATIVE COVENANTS

Each of CAI and CAL (as to itself and their respective Subsidiaries) and the Borrower (as to itself) covenants and agrees that, so long as any Term Loan is outstanding or any Lender has any obligation to make any Term Loans:

8.1.       Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Term Loans, the fees and all other amounts (including, without limitation, Breakage Loss) provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

8.2.        Maintenance of Office.  CAI will maintain its chief executive office in San Francisco, California, the Borrower will maintain its chief executive office in Suite 102, Corporate Center, Bush Hill Bay Street, Saint Michael, Barbados or, in each case, at such other place in the United States of America (with respect to CAI) or Barbados (with respect to the Borrower) as the Borrower shall designate upon thirty days’ prior written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.  In the event that CAI moves its chief executive office to another location within the State of California, thirty days’ prior telephonic notice to the Administrative Agent shall be sufficient provided that such telephonic notice shall be followed by a written notice to the Administrative Agent confirming the move.

8.3.        Records and Accounts.

(a)         CAI and CAL will (i) keep, and cause each of its respective Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage KPMG LLP (or independent certified public accountants satisfactory to the Administrative Agent) as the independent certified public accountants of CAI and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of CAI and its Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Administrative Agent.

(b)          From time to time upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a list of the names, addresses, face value, and dates of invoices for each debtor obligated on account receivables constituting Collateral.  The Borrower shall provide to the Administrative Agent upon request copies of leases to which any portion of the Collateral is subject.

8.4.         Financial Statements, Certificates and Information.  The Borrower will deliver each of the Lenders):

(a)         as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of CAI, the consolidated balance sheet of CAI and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of CAI, or any of its Subsidiaries to continue as going concerns, by KPMG LLP or by other independent certified public accountants reasonably satisfactory to the Administrative Agent;

(b)         as soon as practicable, but in any event not later than forty‑five (45) days after the end of each of the first three fiscal quarters of each fiscal year of CAI and its Subsidiaries, copies of the unaudited consolidated balance sheet of CAI and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the fiscal year of CAI and its Subsidiaries then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of CAI and the Borrower that the information contained in such financial statements fairly presents the financial position of CAI and its Subsidiaries on the date thereof (subject to year‑end adjustments);

(c)         simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of CAI in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(d)        (i) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or with any national securities exchange or sent to the stockholders of CAI or its Subsidiaries and (ii) promptly, and in any event within five (5) Business Days after receipt thereof by CAI or any of its Subsidiaries, copies of each notice or other correspondence received from the Securities and Exchange Commission or any national securities exchange concerning any investigation or possible investigation or other inquiry by such agency regarding any financial or other operational results of CAI or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(e)          simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above and, on each Principal Payment Date, a Borrowing Base Report setting forth the Borrowing Base as of the end of the immediately preceding calendar month, a listing of all Containers previously included in the Borrowing Base that has been subject to an Event of Loss and a calculation of any Required Principal Amount pursuant to §3.2.1 hereof;

(f)          simultaneously with the delivery of the items referred to in subsections (a) and (b) above, a report listing the aggregate number of Containers owned, rented, leased or managed by the Borrower and its Subsidiaries, together with monthly utilization rate and per diem rental rate information with respect to the Containers in form and detail satisfactory to the Administrative Agent; and

(g)          from time to time such other financial data and information (including, without limitation, accountants’ management letters and consolidating financial statements of CAI and its Subsidiaries) as the Administrative Agent or any Lender may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower or any of its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain.com or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public‑side” Lenders (i.e., Lenders that do not wish to receive material non‑public information with respect to the Borrower or their securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat the Borrower Materials as not containing any material non‑public information with respect to the Borrower or its securities for purposes of United States Federal Securities Laws and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in §16.4); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing or anything to the contrary contained herein, Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC.”

8.5.        Notices.

8.5.1.     Defaults.  The Borrower will promptly notify the Administrative Agent in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation in excess of $5,000,000 in principal amount to which or with respect to which CAI or its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent (and the Administrative Agent shall promptly provide copies to each Lender), describing the notice or action and the nature of the claimed default.

8.5.2.     Environmental Events.  The Borrower will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that CAI or its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority required under any applicable Environmental Law or permit and (b) upon becoming aware of any inquiry, proceeding, investigation, or other action, including receipt of a written notice of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.

8.5.3.    Notification of Claim against Collateral.  The Borrower will, immediately upon becoming aware thereof, notify the Administrative Agent and each of the Lenders in writing of any material setoff, claims (including, with respect to environmental claims), withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject.

8.5.4     Notice of Litigation and Judgments.  CAI will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting CAI or any of its Subsidiaries or to which CAI or any of its Subsidiaries is or becomes a party involving an uninsured claim against CAI or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on CAI or any of its Subsidiaries and stating the nature and status of such litigation or proceedings.  CAI will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against CAI or any of its Subsidiaries in an amount in excess of $5,000,000.

8.5.5.     Notice of ERISA Event.  CAI will, and will cause each of its Subsidiaries to, give prompt notice to the Administrative Agent and each of the Lenders in writing upon the occurrence of any ERISA Event.

8.6.        Legal Existence; Maintenance of Properties.  The Borrower and CAI will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises, and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, without providing the Administrative Agent with at least ten (10) Business Days written notice and the Administrative Agent having filed all necessary Uniform Commercial Code financing statements and taking such other actions in order to maintain the perfection of its Liens in all relevant jurisdictions, convert to a limited liability company or a limited liability partnership. The Borrower and CAI (i) will use commercially reasonable efforts to cause all of its properties and those of its Subsidiaries used or useful in the conduct of their business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower and CAI may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §8.6 shall prevent the Borrower or CAI from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower or CAI, desirable in the conduct of its or such Subsidiary’s business and that do not in the aggregate have a Material Adverse Effect.

8.7.       Insurance.  CAI will, and will cause each of its Subsidiaries to, maintain insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreement.

8.8.        Taxes.  CAI will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if CAI or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further, that CAI and each of its Subsidiaries will pay all such Taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9.         Inspection of Properties and Books, etc.

8.9.1 .    General.  Subject to §16.4, the Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives upon reasonable advance notice and at reasonable time during normal business hours, to visit and inspect any of the properties of CAI or any of its Subsidiaries, to examine the books of account of the Borrower, CAI and its Subsidiaries (and to make copies thereof and extracts therefrom), to examine information systems and operational support systems relating to the administration and management of the Collateral and to discuss the affairs, finances and accounts of the Borrower, CAI and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request; provided that any such visit and inspection shall be at the expense of the Borrower not more than one time in any calendar year unless a Default or Event of Default is continuing (during which period any and all such visits and inspections shall be at the expense of the Borrower).

8.9.2.    Collateral Reports.  No more frequently than once during each calendar year, or more frequently as determined by the Administrative Agent if an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, the Borrower will obtain and deliver to the Administrative Agent, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Containers, Direct Finance Lease Receivables and/or the other components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Direct Finance Lease Receivables (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower or any applicable Subsidiary) and Containers (including verification as to the value, location and respective types).  Collateral value reports shall be conducted and made at the expense of the Borrower not more than one time in any calendar year unless a Default or Event of Default is continuing (during which period any and all such collateral value reports shall be at the expense of the Borrower).

8.9.3.    Communications with Accountants.  Each Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with such Borrower’s independent certified public accountants regarding the financial statements delivered pursuant to §8.4 and, in connection therewith, authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of CAI or any of its Subsidiaries.

8.10.      Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower and CAI will, and will cause each of its respective Subsidiaries to, comply (a) in all material respects with the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) with the provisions of its Governing Documents, (c) with all agreements and instruments by which it or any of its properties may be bound and (d) with all applicable decrees, orders, and judgments.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, CAI or any of its Subsidiaries may fulfill any of its obligations hereunder or under any of the other Loan Documents to which CAI or such Subsidiary is a party, the Borrower and CAI will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower, CAI or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

8.11.      [RESERVED].

8.12.      Use of Proceeds.  The Borrower will use the proceeds of the Term Loans solely for the purposes set forth in §7.17.1.

8.13.      Manager Collection Accounts; Collection Account.  The Borrower will comply with its obligations set forth in the Intercreditor Agreement with respect to the Manager Collection Accounts (as such term is defined in the Intercreditor Agreement), and any changes in the Manager Collection Accounts shall be subject to the approval of the Required Lenders.  At the request of the Administrative Agent or the Required Lenders following the occurrence of an Event of Default, the Borrower will establish a bank account with the Administrative Agent or other institution satisfactory to the Required Lenders to receive all amounts related to the Collateral that have been allocated to this Credit Agreement in accordance with the terms of the Intercreditor Agreement. .

8.14.     [RESERVED].

8.15.      [RESERVED].

8.16.     Intellectual Property; Operations Support Systems. The Borrower and the Guarantor shall at all times own or otherwise have rights to use all IP Rights that are reasonably necessary for the operation of their respective businesses and the management and administration of all of the Collateral, without conflict with the rights of any other Person.  The Borrower and the Guarantor shall at all times own and/or have rights to use and maintain in good operating condition information systems and operational support systems that are reasonably necessary for the operation of its respective businesses and the management and administration of all of the Collateral.  The Borrower and the Guarantor shall comply with their respective obligations under the Use and Access Agreement.

8.17.      Further Assurances.  CAI will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents

8.18.     Anti‑Corruption Laws and Anti-Money Laundering Laws.  The Borrower and their Subsidiaries shall (i) conduct their businesses in compliance with Anti-Money Laundering Laws and the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar Anti-Money Laundering Laws and anti‑corruption legislation in other jurisdictions and (ii) maintain policies and procedures designed to promote and achieve compliance with such laws.

9.          CERTAIN NEGATIVE COVENANTS

Each of CAI (as to itself and its Subsidiaries) and the Borrower (as to itself) covenants and agrees that, so long as any Term Loan is outstanding or any Lender has any obligation to make any Term Loans:

9.1.         Restrictions on Indebtedness.  CAI will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)          Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b)          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §8.8;

(c)          Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(d)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(e)          Indebtedness (in addition to similar Indebtedness permitted under clause (h) hereof) incurred in connection with the acquisition or lease after the Closing Date of any real or personal property by the Borrower or such Subsidiary or under any Capitalized Leases, provided that (i) the aggregate principal amount of such Indebtedness of CAI and its Subsidiaries for non‑income producing properties shall not exceed $20,000,000 outstanding at any one time, (ii) such Indebtedness secured by income producing properties complies with the provisions of clause (l) hereof and (iii) the principal amount of such Indebtedness secured by or relating to the lease of any particular property shall not exceed 100% of the purchase price of such property;

(f)          Indebtedness existing on the Closing Date and listed and described on Schedule 9.1 hereto;

(g)          any renewal or refinancing of any Indebtedness permitted under this §9.1; provided that any such refinancing or renewal does not independently violate any restriction, basket, limitation or other provision of this §9;

(h)        Indebtedness of CAI and its Subsidiaries consisting of short‑term trade credit extended to CAI or such Subsidiary in the ordinary course of such Person’s business in connection with the acquisition of Containers and other equipment; provided that such Indebtedness shall not be in existence for more than 365 days after the occurrence of the transaction giving rise thereto;

(i)          Indebtedness in respect of Interest Rate Protection Agreements;

(j)          Indebtedness of a Subsidiary of the Borrower to the Borrower consisting of Investments permitted by §9.3(e);

(k)          Indebtedness consisting of obligations (contingent or otherwise) of CAI or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(l)          other Indebtedness consisting of either:

(i)           Indebtedness that is unsecured;

(ii)          Indebtedness that is secured (other than CAI Rail Indebtedness); provided that any such secured Indebtedness either: (x) is secured by assets that are not commingled with the Collateral; (y) if secured by assets that are commingled with the Collateral, is subject to the Intercreditor Agreement; or (z) consists of Indebtedness of Excluded Subsidiaries;

(iii)         CAI Rail Indebtedness, provided that such Indebtedness complies with the provisions of §9.11; or

(iv)         other secured Indebtedness not to exceed $60,000,000 in the aggregate;

provided that both before and immediately after any such Indebtedness described in this clause (l) is incurred, no Default or Event of Default shall have occurred and be continuing and, with respect to Indebtedness described in §9.1(l)(i), §9.1(l)(ii), and §9.1(l)(iv), the proceeds of such Indebtedness are used solely for (A) repayments of Term Loans pursuant to §3.3, (B) the acquisition of assets and fees, costs and expenses incurred in connection with the acquisition of assets or (C) for the refinancing of any such Indebtedness;

(m)        indebtedness incurred by a Securitization Entity in connection with a Permitted Securitization; provided that the trustee (or other representative of the lenders or investors in such transaction) in such Permitted Securitization shall have joined the Intercreditor Agreement; and

(n)          unsecured Indebtedness incurred by CAI consisting of one or more guaranties of CAI Rail Indebtedness.

9.2.         Restrictions on Liens.

9.2.1.     Permitted Liens.  CAI will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; provided that precautionary assignments on assets sold by the Loan Parties to Persons who are not Affiliates of the Borrower (in each case, as permitted hereunder) and subsequently managed by the Loan Parties shall not be considered a Lien upon the property or assets of the Loan Parties; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that CAI or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)           Liens in favor of CAI on all or part of the assets of Subsidiaries of CAI (other than Collateral) securing Indebtedness owing by Subsidiaries of CAI to CAI;

(ii)          Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(iii)        deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations other than any Lien imposed by ERISA;

(iv)         Liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by §9.1(c);

(v)          Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(vi)        encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which CAI or a Subsidiary is a party, and other minor Liens, provided that none of such Liens (A) covers any Container or Lease included in the Collateral, or interferes materially with the use of the property affected in the ordinary conduct of the business of CAI and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii)        Liens existing on the Closing Date and listed on Schedule 9.2 hereto;

(viii)      purchase money security interests in or purchase money mortgages on real or personal property acquired (in the case of purchase money security interests) or leased (in the case of Capitalized Leases) after the Closing Date to secure purchase money Indebtedness or Capitalized Leases of the type and amount permitted by §9.1(f), which security interests or mortgages cover only the real or personal property so acquired or leased and any proceeds thereof (including, without limitation, leases, Accounts Receivable, instruments and documents);

(ix)         Liens in favor of the Administrative Agent for the benefit of the Secured Parties securing the Obligations;

(x)          Liens consisting of the interest of a lessee under any lease with respect to Containers where the Borrower or a Guarantor is the lessor;

(xi)         Liens on the property listed on Schedule 9.2 hereto that are granted to secure any refinancing or renewal of Indebtedness permitted under §9.1, which refinancing or renewal is permitted under §9.1(g) hereof (subject to all the provisos contained therein); provided that either (A)(1) such Liens encumber the same property (and no additional assets or property of the Borrower) as secured the Indebtedness that was so refinanced or renewed and (2) the aggregate amount of Indebtedness secured by such property has not increased as a result of such refinancing or renewal or (B) the Indebtedness secured by such liens is permitted under §9.1(l);

(xii)        interests of lessors in property leased to the Borrower or a Subsidiary under §9.1(f);

(xiii)      other Liens on the assets of CAI and its Subsidiaries (other than Collateral) securing Indebtedness permitted under §9.1(n) or under §9.1(o); provided that such Liens do not encumber (x) any Collateral or (y) IP Rights and information and operational support systems that are reasonably necessary for the operation of its respective businesses or relating to the administration and management of the assets included in the Borrowing Base; and

(xiv)       Liens incurred by a Securitization Entity on assets of such Securitization Entity securing Indebtedness permitted under §9.1(m).

Other than those Liens specified in clause (v), (ix) and (x) above, none of such Liens is permitted to encumber any Container or Lease included in the calculation of the Borrowing Base.

9.2.2.     Restrictions on Upstream Limitations.  CAI will not, nor will it permit any of its Subsidiaries to, enter into any agreement, contract or arrangement (excluding the Senior Revolving Credit Facility) restricting the ability of any Subsidiary of any Loan Party (other than CAI Rail or any Excluded Subsidiary) to pay or make dividends or distributions in cash or kind to such Loan Party (other than an agreement made by a Securitization Entity, CAI Rail, an Excluded Subsidiary to make loans, advances or other payments of whatsoever nature to such Loan Party, or to make transfers or distributions of all or any part of its assets to such Loan Party, other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §9.2.1, and (ii) customary anti‑assignment provisions contained in leases and licensing agreements entered into by CAI or such Subsidiary in the ordinary course of its business.

9.3.         Restrictions on Investments.  CAI will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)          marketable direct or guaranteed obligations of the United States of America, European or Japan that mature within one (1) year from the date of purchase by the Borrower;

(b)          demand deposits, certificates of deposit, bankers acceptances and time deposits of United States or Japanese banks having total assets in excess of $1,000,000,000;

(c)          securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of Japan, the laws of the European Union or the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;

(d)          Investments existing on the date hereof and listed on Schedule 9.3 hereto;

(e)          (i) Investments by and between the Borrowers and the Guarantors, (ii) Investments by any Subsidiary of CAI who is not a Borrower or a Guarantor in any other Subsidiary of CAI who is not a Borrower or a Guarantor, (iii) Investments consisting of guarantees of Indebtedness of CAI Rail permitted under §9.1, and (iv) subject to §§8.15 and 8.18, Investments by the Borrower or any Guarantor in any Subsidiary of CAI that is not a Borrower or a Guarantor including, without limitation, an Excluded Subsidiary; provided that the aggregate amount of such Investments under this clause (iv) does not exceed an amount equal to the greater of (A) $60,000,000 and (B) 25% of Shareholders’ Equity at any time; provided further that both before and immediately after any such Investment under this clause (iv), no Default or Event of Default shall have occurred and be continuing;

(f)          Investments consisting of the Guaranty and the guaranty provided by CAI pursuant to §17;

(g)          Investments consisting of advances to employees pursuant to the Staff Loan Program, provided that the aggregate principal amount of loans outstanding at any time under such program shall not exceed $1,500,000;

(h)          Investments by any Subsidiary of CAI who is not the Borrower or a Guarantor;

(i)          other Investments not exceeding $50,000,000 in the aggregate outstanding at any time; and

(j)          Investments by CAI or any Subsidiary of CAI in a Securitization Entity in connection with a Permitted Securitization, provided that no additional Investments shall be permitted in any Securitization Entity following the occurrence of any event that would permit (i) the early termination of any purchase or lending commitment thereunder, (ii) the commencement of amortization thereof earlier than scheduled, or (iii) the acceleration of any repayment obligations in respect thereof.

9.4.         Restricted Payments.  None of CAI nor the Borrower nor any of its Subsidiaries will make any Restricted Payments except that, so long as no Default or Event of Default then exists or would result from such payment, CAI may make Distributions:

(a)         (i) if the Total Leverage Ratio, as of the date of such Distribution on a pro forma basis after giving effect to such Distribution, is less than 3.00:1.00, without restriction, or (ii) if the Total Leverage Ratio, as of the date of such Distribution after giving effect to such Distribution, is equal to or greater than 3.00:1.00 and less than 3:50:1.00 (or, at any time that the Total Leverage Ratio has been increased to 4:00:1.00 pursuant to §10.1, less than 3.75:1.00), in an aggregate amount in any period of four fiscal quarters not to exceed (x) 100% of Consolidated Net Income for the most recently ended preceding period of four fiscal quarters of CAI, plus (y) the amount of net cash proceeds from the issuance of common or preferred equity securities by CAI during such four fiscal quarters, less (z) the amount (if any) of all previous Distributions during such four fiscal quarters under §9.4(a) and §9.4(b); and

(b)          notwithstanding the limitation in (a)(ii) above, in respect of ordinary and regularly scheduled dividends in respect of CAI’s preferred Capital Stock so long as the Borrower is in compliance with the financial covenants set forth in §10.1 and §10.2 both before and after giving pro forma effect to the payment of such dividends.

9.5.          Merger, Acquisitions and Consolidation; Disposition of Assets.

9.5.1.     Mergers and Acquisitions.  CAI will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of CAI with and into the Borrower, with the Borrower as the surviving entity, or with and into a Subsidiary party to the Guaranty, with the Subsidiary party to the Guaranty as the surviving entity, or the merger or consolidation of two or more Subsidiaries of CAI so long as no such Subsidiary is the Borrower or a Guarantor and (b) Permitted Acquisitions.

9.5.2.     Disposition of Assets.  CAI will not, and will not permit the Borrower or any of its other Subsidiaries (other than CAI Rail or any Excluded Subsidiary) to, become a party to or agree to or effect any disposition of assets, other than (a) sales of assets by the Borrower or CAI to a Securitization Entity in connection with a Permitted Securitization, and (b) the disposition of assets in the ordinary course of business consistent with past practices, provided that, in connection with any disposition of Containers and Leases included in the Collateral, Borrower repays the Required Prepayment Amount.

9.6.         [RESERVED].

9.7.        Compliance with Environmental Laws.  CAI will not, and will not permit any of its Subsidiaries, except in compliance with applicable Environmental Laws, to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Materials, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Materials, (c) generate any Hazardous Materials on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Materials on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, where such violation would reasonably be expected to have a Material Adverse Effect.

9.8.        Business Activities.  CAI will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses of the ownership, management, leasing, sale and other operation of transportation equipment, transportation finance and logistics, and in businesses related to the foregoing.

9.9.         Fiscal Year.  CAI will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal (or financial) year from that set forth in §7.4.1.

9.10.     Transactions with Affiliates.  Except as otherwise permitted by the terms of §7.15, CAI will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s‑length basis in the ordinary course of business.

In providing management and remarketing services with respect to the Containers and the Leases included in the calculation of the Borrowing Base, CAI will not, and will not permit any of its Subsidiaries, to discriminate against such Containers and Leases in providing such management and remarketing services, and will provide such services with the same skill and care with which it manages all containers and leases included in its managed fleet.

9.11.      Commingling of Assets.  CAI will not, and will not permit any of its Subsidiaries (other than CAI Rail) to, commingle any of their respective assets (including, without limitation, any Collateral or other collections deposited or held or required to be deposited or held in any Collection Accounts) with any assets, revenues, funds, payments, collections, proceeds or any other amounts received or held by CAI Rail or in respect of the operations of CAI Rail.

9.12.      Sanctions.  Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

9.13.      Anti‑Corruption Laws and Anti-Money Laundering Laws.  The Borrowers and their Subsidiaries shall not directly or indirectly use the proceeds of the Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti‑corruption legislation or Anti-Money Laundering Laws in other jurisdictions.

9.14.      Amendments and Modifications to MSC Lease.  None of CAL, CAI or any of their respective Subsidiaries will consent to any amendment, modification or waiver of the MSC Lease that would:

(a)          decrease the amount of any periodic rental or terminate value payable by MSC or any other obligor under the MSC Lease on or prior to the Maturity Date; or

(b)         without the consent of Administrative Agent, change the events of default by MSC under the MSC Lease or remedies available to the lessor, in each case, in a manner that decrease the rights or remedies of the lessor under the MSC Lease; provided that temporary waivers of events of default in the ordinary course of managing Borrower’s commercial relationship with its lessees shall not be considered an amendment requiring the Administrative Agent’s consent; or

(c)          reasonably be expected to have a Material Adverse Effect.

9.15.      Ownership Interest in Securitization Entity.  In addition to any restriction set forth in §§9.1 and 9.2, the Borrower shall not (i) sell, transfer or otherwise dispose of the voting stock or capital stock of any Securitization Entity owned by the Borrower, or (ii) create, incur, assume or grant or suffer to exist, directly or indirectly, in favor of any Person any Lien on the voting stock or capital stock of any Securitization Entity owned by the Borrower.

10.          FINANCIAL COVENANTS

Guarantor covenants and agrees that, so long as any Term Loan is outstanding or any Lender has any obligation to make any Term Loans:

10.1.     Maximum Total Leverage Ratio.  The Guarantor will not permit, at any time, the Total Leverage Ratio to be more than 3.75:1.00, provided, that such maximum ratio will be increased to 4.00:1:00 upon delivery by the Guarantor to the Administrative Agent of an officer’s certificate confirming that all of the Guarantor’s and their Subsidiaries’ material financing facilities that include financial covenants, (excluding only the Senior Revolving Credit Facility and other agreements containing clauses similar to this Section 10.1), including without limitation the CAI Rail credit facilities and the existing credit facilities of the Guarantor for which SunTrust Bank and ING Bank respectively, act as administrative agent, have (or will, upon similar amendment of all other credit facilities that contain covenants limiting Guarantor’s Leverage Ratio) a maximum total leverage ratio of no less than 4.00:1.00, using definitions that are either: (i) consistent with those herein; or (ii) to the extent not consistent, less restrictive on the Guarantor than the definitions herein, and acceptance by the Administrative Agent of such certificate.  In the event that following such certification, any of the Guarantor or its Subsidiaries enters into a material financing facility that includes a maximum total leverage ratio of less than 4.00:1.00, based on definitions consistent with those herein, the maximum Total Leverage Ratio under this §10.1 shall be reduced to 3.75:1.00.

10.2.      Minimum Fixed Charge Coverage Ratio.  The Guarantor will not permit, as at the end of any Reference Period, the ratio of (a) Consolidated Operating Cash Flow for such Reference Period to (b) Consolidated Total Debt Service for such Reference Period to be less than 1.20:1.00.

11.          CLOSING CONDITIONS

The obligations of the Lenders to enter into this Credit Agreement on the Closing Date shall be subject to the satisfaction of the following conditions precedent:

11.1.      Loan Documents etc.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.  Each Lender shall have received a fully executed copy of each such document.

11.2.      Certified Copies of Governing Documents.  The Administrative Agent shall have received from the Borrower and the Guarantor a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3.      Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and the Guarantor of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Administrative Agent.

11.4.       Incumbency Certificate.  The Administrative Agent shall have received from the Borrower and the Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or the Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower or the Guarantor, each of the Loan Documents to which the Borrower or the Guarantor is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5.      Validity of Liens.  The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected.  The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

11.6.      Asset List; Perfection Certificates and UCC Search Results.  The Administrative Agent shall have received from the Borrower (i) copy of the MSC Lease and (ii) a list of Container Collateral to be pledged as Collateral for the Term Loan, and copies of all UCC financing statements, similar security filings in any applicable jurisdiction and any other necessary documentation required to evidence (A) the pledge to the Collateral Agent of, and (B) the release of any existing Liens on, any such assets. The Administrative Agent shall have received from the Borrower and the Guarantor completed and fully executed Perfection Certificates and the results of Uniform Commercial Code searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

11.7.      Certificates of Insurance.  The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated on or about the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement and (b) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer).

11.8.      Borrowing Base Report.  The Administrative Agent shall have received from the Borrower the initial Borrowing Base Report, dated as of the Closing Date.

11.9.      Financial Condition.  The Administrative Agent shall have received from the Borrower the financial statements and projections referred to in §§7.4.2 and 7.4.3 and shall be satisfied that such financial statements fairly represent the financial position of the Borrower as of the respective dates of such financial statements.

11.10.    Opinions of Counsel.  Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from (a) Perkins Coie LLP, counsel to the Borrower and its Subsidiaries, (b) Clarke Gittens Farmer, special Barbados counsel to CAL, and (c) any local counsel to the Borrower and its Subsidiaries.

11.11.     Payment of Fees.  The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the fees referred to in §5.1, together with the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel as of the Closing Date.

11.12.    No Material Adverse Change.  There shall not occurred a material adverse change in (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of CAI or any of its Subsidiaries, taken as a whole, since December 31, 2017; and (b) the facts and information represented to date to the Administrative Agent and the Lenders.

11.13.    Commercial Financial Examination, Etc.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a commercial finance examination of CAI and its Subsidiaries, and any such additional appraisal reports or other reports or certifications as the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of § 12.4, for purposes of determining compliance with the conditions specified in this §11, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

12.          CONDITIONS TO ALL BORROWINGS

The obligations of the Lenders to make any Term Loan on the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1.      Representations True; No Event of Default.  Each of the representations and warranties of the Borrower, the Guarantor and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Term Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing or would result from the making of such Term Loan. The Administrative Agent shall have received a certificate from each of the Borrower and the Guarantor signed by an authorized officer of each such Person to such effect.

12.2.      No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make any Term Loan.

12.3.      Governmental Regulation.  Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

12.4.      Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

12.5.      Borrowing Base Report.  The Administrative Agent shall have received the Borrowing Base Report required to be delivered to the Administrative Agent in accordance with §8.4(f).

12.6.      Borrowing Base Compliance.  Immediately before and after giving effect to the requested Term Loan, the Aggregate Loan Principal Balance shall not exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time.

12.7.      Additional Security Documents.  The Administrative Agent shall have received any additional Security Documents, or amendments or supplements to existing Security Documents, necessary or desirable to perfect the security interest of the Administrative Agent, on behalf of the Secured Parties, in any Containers and/or Leases to be pledged as collateral for such Term Loan.

13.          EVENTS OF DEFAULT; ACCELERATION; ETC

13.1.      Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)          the Borrower or the Guarantor shall fail to pay any principal of the Term Loans (including any Required Prepayment Amount) when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and, except in the case of an acceleration of the maturity of the Term Loans, in which case an Event of Default shall occur immediately, such failure shall continue for a period of (1) thirty (30) days after the related Principal Payment Date in the case of a Required Prepayment Amount or (2) five (5) days in all instances not covered by clause (1);

(b)        the Borrower or the Guarantor shall fail to pay any interest on the Term Loans, any fees or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and, except in the case of an acceleration of the maturity of the Term Loans, in which case an Event of Default shall occur immediately, such failure shall continue for a period of five (5) days;

(c)         the Borrower or the Guarantor shall fail to comply with any of its covenants contained in §§8.1, 8.2 (other than, with respect to CAI, moves within the State of California or with respect to the Borrower, moves within Barbados), 8.4(e), 8.5, 8.9, 8.12, 9 or 10 or any of the covenants contained in any of the Security Documents (provided, that this reference to covenants in the Security Documents shall not abridge grace periods provided therein with respect to certain Defaults also addressed in this Agreement) or (ii) any of its covenants contained in §8.4 (except for clause (e) thereof) and such failure shall continue unremedied for ten (10) days;

(d)         the Borrower, the Guarantor or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

(e)          any representation or warranty of the Borrower, the Guarantor or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false, incorrect or incomplete in any material respect upon the date when made or deemed to have been made or repeated;

(f)          the Borrower, the Guarantor or any of its Subsidiaries shall (x) fail to pay at maturity, or within any applicable period of grace, (i) any obligation for borrowed money or credit received in an aggregate principal amount in excess of $50,000,000, (ii) any obligation in respect of any Capitalized Leases in an aggregate amount in excess of $50,000,000, (iii) any obligation in respect of any operating leases with respect to which the present value (calculated at a discount rate of nine percent (9%) per annum) of the future obligations of the Borrower, the Guarantor and its Subsidiaries thereunder exceeds $50,000,000, or (iv) any obligation under any documentation of Indebtedness incurred in connection with a Permitted Securitization in an aggregate amount in excess of $50,000,000 (including any “termination event”, “event of termination” or any default or event of default thereunder), or (y) fail to observe or perform any material term, covenant or agreement contained in any agreement referenced in clauses (i) through (iii) above for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g)         (i) the Borrower, the Guarantor or any Material Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower , the Guarantor or such Material Subsidiary or of any substantial part of the assets of the Borrower, the Guarantor or such Material Subsidiary or shall commence any case or other proceeding relating to the Borrower, the Guarantor or such Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing; or (ii) if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower, the Guarantor or any Material Subsidiary and, with respect to this clause (ii) only, (x) the Borrower, the Guarantor or such Material Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or (y) such petition or application shall not have been dismissed within thirty (30) days following the filing thereof;

(h)         a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower, the Guarantor or any Material Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower, the Guarantor or any Material Subsidiary in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)         there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Borrower, the Guarantor or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $5,000,000 (or, upon receipt of an officer’s certificate from the Guarantor that an equivalent amendment has been made to the Senior Revolving Credit Agreement, $50,000,000);

(j)          [reserved];

(k)         if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s Liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower, the Guarantor or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)          (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000 (or, upon receipt of an officer’s certificate from the Guarantor that an equivalent amendment has been made to the Senior Revolving Credit Agreement, $50,000,000), or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000 (or, upon receipt of an officer’s certificate from the Guarantor that an equivalent amendment has been made to the Senior Revolving Credit Agreement, $50,000,000);

(m)        the Borrower, the Guarantor or any Material Subsidiary shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of its business if such circumstance could reasonably be expected to have a Material Adverse Effect, and such order shall continue in effect for more than thirty (30) days;

(n)          there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower, the Guarantor or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect;

(o)         there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower, the Guarantor, or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;

(p)         the Borrower, the Guarantor or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against the Borrower or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower, the Guarantor or such Subsidiary included in the Borrowing Base or any assets of the Borrower, the Guarantor or such Subsidiary not included in the Borrowing Base but having a fair market value in excess of $5,000,000 (or, upon receipt of an officer’s certificate from the Guarantor that an equivalent amendment has been made to the Senior Revolving Credit Agreement, $50,000,000); or

(q)          a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts (including, without limitation, any Breakage Loss) owing with respect to this Credit Agreement, the Term Notes and the other Loan Documents to be, and all such amounts shall thereupon forthwith become, immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in § § 13.1(g) or 13.1(h), all such amounts (including, without limitation, any Breakage Loss) shall become immediately due and payable, automatically and without presentment, demand, protest or other any requirement of notice of any kind from the Administrative Agent or any Lender, all of which are hereby expressly waived by the Borrower.

13.2.      Termination of Commitments.  If any one or more of the Events of Default specified in § 13.1(g) or § 13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Term Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Term Loans. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

13.3.      Remedies.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)        declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts (including, without limitation, any Breakage Loss) owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)          subject to the terms and conditions of the Intercreditor Agreement, exercise on behalf of itself or the Lenders all rights and remedies available to it, and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts (including, without limitation, any Breakage Loss) as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

13.4.      Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)          First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)          Second, to all other Obligations to be paid in the following order: first, to the payment of interest and fees, second, to the payment of principal of the Term Loans, third, to the payment of any Breakage Loss to each Lender, and fourth, to other such Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the fees owing to the Administrative Agent and all such Obligations, and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses among the Lenders pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)         Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9‑608(a)(1)(C) or 9‑615(a)(3) of the Uniform Commercial Code of the State of New York; and

(d)          Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

14.          THE ADMINISTRATIVE AGENT

14.1.      Authorization.

(a)          Each of the Lenders hereby irrevocably appoints Wells Fargo Bank, N.A. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents.  The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents including, without limitation, executing a joinder to the Intercreditor Agreement and exercising the rights of a “Non‑Revolving Lender” under the Intercreditor Agreement, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent. The provisions of this § 14 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third‑party beneficiary of any of such provisions.

(b)          The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor.  The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders.  Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c)          As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements, certificates of title and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent

14.2.      Employees and Administrative Agent.  The Administrative Agent may exercise its powers and execute its duties by or through employees or sub‑agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.  The exculpatory provisions of this §14 shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

14.3.      No Liability.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or writing reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.  Except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.4.      No Representations.

14.4.1.   General.  The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Term Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Term Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Term Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Term Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Term Notes shall have been duly authorized or is true, accurate and complete.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or the occurrence of any Default or Event of Default.  The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries.

14.4.2.   Non‑Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in §§11 and 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.5.      Payments.

14.5.1.   Payments to Administrative Agent.  A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2.   Distribution by Administrative Agent.  If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Term Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3.   [Reserved].

14.5.4.   Replacement of Lender.  If any Lender (a) requests compensation under §§5.6 or 5.7, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to §5.6, or (b) is a Delinquent Lender, then CAI may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, §15), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in §15.1.2;

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts (including, without limitation, any Breakage Loss) payable to it hereunder and under the other Loan Documents (including any amounts under §5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts (including, without limitation, any Breakage Loss));

(c)          in the case of any such assignment resulting from a claim for compensation under §§5.6 or 5.7 or payments required to be made pursuant to §5.6, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)          such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

14.6.      Holders of Term Notes.  The Administrative Agent may deem and treat the payee of any Term Notes as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee

14.7.      Indemnity.  To the extent that the Borrower for any reason fail to indefeasibly pay any amount required hereunder (including under § § 16.2 and 16.3 hereof) to be paid by it to the Administrative Agent (or any sub‑agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) in connection with such capacity. The obligations of the Lenders under this § 14.7 are subject to the provisions of §2.8.3.

14.8.      Administrative Agent as Lender, etc.  In its individual capacity, Wells Fargo Bank, N.A. shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Term Loans made by it, and as the holder of any of the Term Notes, as it would have were it not also the Administrative Agent.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Neither the Syndication Agent nor the Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under the Credit Agreement in such capacity, other than those applicable to all Lenders as Lenders.  The Arranger shall not have any right, power, obligation, liability, responsibility or duty under the Credit Agreement in such capacity

14.9.     Resignation.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and, so long as no Default or Event of Default has occurred and is continuing, subject to the reasonable acceptance of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including the reasonable acceptance of the Borrower); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this § 14 and § § 16.2 and 16.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

14.10.    Notification of Defaults and Events of Default.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof.  The Administrative Agent hereby agrees that upon receipt of any notice under this § 14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

14.11.    Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.12.   Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or the Guarantor, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder (including under §§5.1, 16.2 and 16.3).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13.    Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)        to release, or authorize the release of, any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Total Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold, to be sold or otherwise disposed of as part of or in connection with any disposition or other transaction permitted hereunder or under any other Loan Document, (iii) if such release is permitted under Section 6.3 or (iv) subject to §16.12, if approved, authorized or ratified in writing by the Required Lenders;

(b)         and to subordinate, or authorize the subordination of, any Lien on any property included in the Collateral granted to, or held by the Administrative Agent under, any Loan Document to the holder of any Lien on such property that is permitted by §9.2.1(viii), (x) or (xii).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release the Guarantor from its obligations under the Guaranty pursuant to this § 14.13.

14.14.     Intercreditor and Collateral Arrangements.  Each of Lenders, the Swing Line Lender and the L/C Issuer irrevocably authorizes the Administrative Agent, for and on behalf of the Secured Parties, to be the representative of the Secured Parties in connection with, and to enter into on behalf of the Secured Parties (i) the Intercreditor Agreement, and (ii) upon the request of CAI with reasonable advance notice to the Administrative Agent and so long as no Default or Event of Default exists, any collateral agency arrangements (including any agreements, certificates, documents and instruments relating thereto or to the transactions contemplated thereby) with a collateral agent or collateral trustee and the issuer(s) of any Indebtedness (and holders of Liens in respect thereof) permitted hereunder for the purposes of, among other things, administering the Liens held for the benefit of the Secured Parties in the Collateral, such collateral agency arrangements and related documentation to be in form and substance satisfactory to the Administrative Agent.  Upon the reasonable request of CAI, the Administrative shall cooperate in good faith with CAI in its efforts to coordinate the intercreditor and collateral agency arrangements described above.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority pursuant to this §14.12 to enter into the transactions contemplated by the first sentence of this §14.12 and any and all agreements, documents and instruments relating thereto.

14.15.     ERISA Representations.

14.15.1.               Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a)          Such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3‑101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(b)          the transaction exemption set forth in one or more PTEs, such as PTE 84‑14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95‑60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90‑1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91‑38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96‑23 (a class exemption for certain transactions determined by in‑house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(c)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84‑14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub‑sections (b) through (g) of Part I of PTE 84‑14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84‑14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(d)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

14.15.2.               In addition, unless sub‑clause (a) in the immediately preceding §14.13.1 is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub‑clause (d) in the immediately preceding §14.13.1, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(a)          None of the Administrative Agent, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(b)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3‑21) and is a bank, an insurance carrier, an investment adviser, a broker‑dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3‑21(c)(1)(i)(A)‑(E);

(c)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(d)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(e)          no fee or other compensation is being paid directly to the Administrative Agent, the Arranger, or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

14.15.3.               The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal‑away or alternate transaction fees, amendment fees, processing fees, term out premiums, breakage or other early termination fees or fees similar to the foregoing.

14.16.    Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax, provided any such amounts withheld shall be timely paid over to the appropriate taxing authority.  If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

15.          ASSIGNMENT AND PARTICIPATION

15.1.      Conditions to Assignment.

15.1.1.   Successors and Assignment Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of §15.1.2 (ii) with the consent of the Borrowers (such consent not to be unreasonably withheld), (iii) by way of participation in accordance with the provisions of §15.1.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of §15.1.5 (and any other attempted assignment or transfer by any party hereto shall be null and void) (except for assignment to a Disqualified Institution, but the provisions of §15.1.2(h) shall apply).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §15.1.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

15.1.2.   Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it); provided that

(a)          except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Term Loans, as the case may be, at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Term Loans, outstanding thereunder) or, if the Commitment is not then in effect, the outstanding principal balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(b)         each partial assignment of Commitments and Term Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Term Loans or the Commitment assigned;

(c)          any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(d)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00 (provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(e)          so long as no Event of Default has occurred and is continuing, no such assignment shall be made to a Person who is not an Eligible Assignee without the consent of CAI (such consent not to be unreasonably withheld; provided that the withholding of consent to an assignment (i) to a Disqualified Institution or (ii) which results in additional costs pursuant to §§5.6, 5.7 and 5.10 shall be deemed reasonable);

(f)          no such assignment shall be made (A) to the Borrower or any of the Borrower’ Affiliates or Subsidiaries, (B) to any Delinquent Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person; and

(g)          in connection with any assignment of rights and obligations of any Delinquent Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Delinquent Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities under this Agreement then owed by such Delinquent Lender to the Administrative Agent, any Lender hereunder or the Borrower (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Delinquent Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Delinquent Lender for all purposes of this Credit Agreement until such compliance occurs.

(h)          Disqualified Institutions. No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this §15.1.2, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution.  Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(i)          If any assignment is made to any Disqualified Institution without CAI’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, (B) in the case of outstanding Loans held by Disqualified Institutions, prepay such Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this §15.1.2), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in §15.1.2(d), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Loans held by Disqualified Institutions.

(ii)         Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iii)       The Administrative Agent shall have the right, and the Borrower hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to §15.1.3, from and after the Closing Date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§5.6, 5.7, 5.9, 16.2 and 16.3 with respect to facts and circumstances occurring prior to the Closing Date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §15.1.4.  The Administrative Agent shall use commercially reasonable efforts to provide the Borrower with prompt notice of any assignment hereunder.

15.1.3.   Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

15.1.4.   Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any competitor of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to §16.12(a) that affects such Participant.  Subject to §15.1.5, the Borrower agrees that each Participant shall be entitled to the benefits of §§5.6, 5.7 and 5.9, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §15.1.2.  To the extent permitted by law, each Participant also shall be entitled to the benefits of §16.1 as though it were a Lender, provided such Participant agrees to be subject to §16.1 as though it were a Lender.

15.1.5.   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, European Central Bank or any other applicable central bank for such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.1.6.   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

16.          PROVISIONS OF GENERAL APPLICATIONS

16.1.      Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Delinquent Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of §2.12 and, pending such payment, shall be segregated by such Delinquent Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Delinquent Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Delinquent Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding the above, all proceeds of the Collateral shall be administered pursuant to the Intercreditor Agreement.

16.2.      Expenses.  The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this §16.2, or (B) in connection with the Term Loans, including all such reasonable out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.  All amounts due under this §16.2 shall be payable not later than ten Business Days after demand therefor.  The agreements in this §16.2 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.

16.3.      Indemnification.  The Borrower shall indemnify the Administrative Agent (and any sub‑agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub‑agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of §5.2.2(c), this §16.3.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under §16.2 or §16.3.1(a) to be paid by it to the Administrative Agent (or any sub‑agent thereof) or any Related Party of any of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Credit Exposure and unused Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent), the L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this clause (b) are subject to the provisions of §2.8.3.

To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

All amounts due under this § 16.3 shall be payable not later than ten Business Days after demand therefor.  The agreements in this § 16.3 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.

16.3.1.   Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

16.4.      Treatment of Certain Confidential Information.

16.4.1.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as the National Association of Insurance Commissioners); provided that the Administrative Agent shall use commercially reasonable efforts to provide notice to the Borrower of any such request, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent shall use commercially reasonable efforts to provide notice to the Borrower upon becoming aware of such requirement, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and not as a result of any violation of any confidentiality obligation to the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

16.4.2. Non‑Public Information.  Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non‑public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with applicable law, including Federal Securities Laws and state securities laws.

16.4.3    Customary Advertising Material.  The Administrative Agent and the Lenders acknowledge that CAI is a reporting company under the Securities Exchange Act of 1934, and that information regarding CAI and the other Loan Parties may be material non‑public information.  Accordingly, the Administrative Agent and the Lenders agree that, following the Sixth Amendment Closing Date, they may use the name, product photographs, logo or trademark of the Loan Parties in customary advertising material relating to the transactions contemplated hereby, only with the advance consent of CAI.  Any such consent shall be in writing (which may be in the form of email correspondence).  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, Arranger, Co‑Agents, and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments; provided, that without the written consent of CAI, such disclosure will be limited to information that has been made publicly‑available by CAI in filings with the Securities and Exchange Commission, unless such service providers have agreed to maintain the confidentiality of such information.

16.5.      Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the Term Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of CAI or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Term Loans, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Term Notes or any of the other Loan Documents remains outstanding, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of CAI or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by CAI or such Subsidiary hereunder.

16.6.      Notices.

16.6.1.  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in §16.6.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrower, the Guarantor, the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 16.6.1; and

(ii)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in §16.6.2, shall be effective as provided in §16.6.2.

16.6.2.   Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to §§2, 3 and 4 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

16.6.3.   The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

16.6.4.   Changes of Address.  The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

16.6.5.   Reliance by Administrative Agent and the Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

16.7       No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (at the request or with the consent of the Required Lenders as so required by this Agreement and the other Loan Documents) in accordance with §13.3 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with §16.1 (subject to the terms of §2.5.6), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to §13.3 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to §2.8.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

16.8.      Governing Law; Jurisdiction, Etc.

(a)        GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)         SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the l/c Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN §16.6.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

16.9.      Headings.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.10.    Counterparts.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile or other electronic transmission by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.11.    Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in § 16.12.

16.12.    Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, the Borrower and CAI hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party and the Subordination Documents to which it is a party by, among other things, the waivers and certifications contained herein.

16.13.    Consents, Amendments, Waivers, Etc.  Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders and acknowledged by the Administrative Agent. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a)          without the written consent of the Borrower and each Lender directly affected thereby:

(i)          reduce or forgive the principal amount of any Term Loans or reduce the rate of interest on the Term Notes (other than interest accruing pursuant to §5.10.2 following the Closing Date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii)          increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment or reinstate any Commitment that has been terminated;

(iii)        postpone or extend the Maturity Date or any Principal Payment Date or other regularly scheduled dates for payments of principal of, or interest on, the Term Loans or any fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.10.2, and (B) any vote to rescind any acceleration made pursuant to §13.1 of amounts owing with respect to the Term Loans and other Obligations shall require only the approval of the Required Lenders); and

(iv)        other than pursuant to a transaction permitted by the terms of this Credit Agreement, release in one transaction or a series of related transactions all or substantially all of the Collateral (excluding if the Borrower or any Subsidiary of the Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders) or release CAI or any other Guarantors from their guaranty obligations under the Guaranty;

(b)         without the written consent of all of the Lenders, amend or waive this §16.12, waive a Default or Event of Default under §13.1(a) or §13.1(b), amend or waive the definition of the term “Borrowing Base” in a manner that increases the amount thereof, amend or waive the definition of the term “Required Lenders” or change the number of Lenders which shall be required to take action hereunder, amend, modify or waive a Principal Payment Amount or Required Prepayment Amount or change §§13.4, 16.1 or other sections hereof requiring pro rata sharing of payments in a manner that would alter the pro rata sharing of payments required thereby;

(c)          no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; or

(d)          without the written consent of each Lender directly affected thereby, waive any condition set forth in § 11 or § 12.

Notwithstanding anything to the contrary herein, no Delinquent Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Delinquent Lenders), except that (x) the Commitment of any Delinquent Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Delinquent Lender more adversely than other affected Lenders shall require the consent of such Delinquent Lender.

16.14.    Severability.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.15.    USA PATRIOT Act; Beneficial Ownership Regulations.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and/or its Subsidiaries, which information includes the name and address of the Borrower or its Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and its Subsidiaries in accordance with the Act. Each Borrower shall, promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti‑money‑laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation.

16.16.    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

16.17.    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and CAI acknowledges and agrees and acknowledges its understanding that (i) (A) the services regarding this Credit Agreement provided by the Administrative Agent and/or the Lenders are arm’s‑length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower and CAI has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders are and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, CAI or any of their Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower and CAI or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, CAI and their Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, CAI or any of their Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

16.18.    Acknowledgment and Consent to Bail‑In of EEA Financial Institutions.  Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write‑down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write‑Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)          the effects of any Bail‑In Action on any such liability, including, if applicable:

(c)          a reduction in full or in part or cancellation of any such liability;

(d)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e)          the variation of the terms of such liability in connection with the exercise of the write‑down and conversion powers of any EEA Resolution Authority

16.19.    FATCA.  Each of the Borrower and CAI hereby authorizes the Administrative Agent and each Lender to disclose to any applicable Governmental Authority all information required to be disclosed pursuant to the provisions of FATCA.

17.          GUARANTY

17.1.      Guaranty.  CAI hereby absolutely and unconditionally guarantees in favor of the Administrative Agent, for the benefit of the Secured Parties, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations of CAL, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lenders in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”).  The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon CAI, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non‑perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of CAI under this Guaranty, and CAI hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

17.2.     Rights of Lenders.  CAI consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, CAI consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of CAI under this Guaranty or which, but for this provision, might operate as a discharge of CAI.

17.3.      Certain Waivers.  CAI waives (a) any defense arising by reason of any disability or other defense of CAL or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender) of the liability of CAL; (b) any defense based on any claim that CAI’s obligations exceed or are more burdensome than those of CAL; (c) the benefit of any statute of limitations affecting CAI’s liability hereunder; (d) any right to proceed against CAL, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  CAI expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.  CAI waives any rights and defenses that are or may become available to CAI by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code.  As provided below, the guaranty contained in this §17 shall be governed by, and construed in accordance with, the laws of the State of New York.  The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above‑referenced provisions of California law are in any way applicable to this guaranty or the Guaranteed Obligations.

17.4.     Obligations Independent.  The obligations of CAI hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against CAI to enforce this Guaranty whether or not CAL or any other person or entity is joined as a party.

17.5.      Subrogation.  CAI shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid in full in cash and performed in full and the Commitments are terminated.  If any amounts are paid to CAI in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

17.6.      Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of CAL or CAI is made, or any of the Lenders exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lenders are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of CAI under this paragraph shall survive termination of this Agreement and/or this Guaranty.

17.7.      Subordination.  CAI hereby subordinates to the indefeasible payment in full in cash of all Guaranteed Obligations the payment of all obligations and indebtedness of CAL owing to CAI, whether now existing or hereafter arising, excluding the Excluded Intercompany Obligations, but including but not limited to any obligation of CAL to CAI as subrogee of the Lenders or resulting from CAI’s performance under this Guaranty.  Notwithstanding the subordination pursuant to the foregoing sentence, CAL may continue to make payments to CAI in the ordinary course of business, unless:  (i) a Default or Event of Default has occurred and is continuing; and (ii) Administrative Agent shall have notified CAL in writing that payments of CAL’s obligations that have been subordinated pursuant to this §17 should lapse until such Default or Event of Default has been cured.

17.8.      Stay of Acceleration.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against CAI or CAL under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by CAI immediately upon demand by the Lenders.

17.9.      Condition of the Borrower.  CAI acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from CAL and any other guarantor such information concerning the financial condition, business and operations of CAL and any such other guarantor as CAI requires, and that none of the Lenders has any duty, and CAI is not relying on the Lenders at any time, to disclose to CAI any information relating to the business, operations or financial condition of CAL or the Guarantor (CAI waiving any duty on the part of the Lenders to disclose such information and any defense relating to the failure to provide the same).

18.          ACKNOWLEDGEMENT

18.1       In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s‑length commercial transaction between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger are and have been acting solely as a principal and are not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any of the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any of the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor any of the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Administrative Agent nor any of the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waive and release, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

CONTAINER APPLICATIONS LIMITED,

as Borrower

By:	/s/ Timothy B. Page

Name: Timothy B. Page

Title: Chief Financial Officer

CAI INTERNATIONAL, INC.,

as Guarantor

By:	/s/ Timothy B. Page

Name: Timothy B. Page

Title: Chief Financial Officer

Signature Page to Term Loan Agreement

WELLS FARGO BANK, N.A., as Administrative Agent and as Lender

By:	/s/ Emily Alt

Name: Emily Alt

Title: Managing Director

By:	/s/ Emily Alt

Name: Emily Alt

Title: Managing Director

Signature Page to Term Loan Agreement

Exhibit A

FORM OF BORROWING BASE REPORT

Each of the undersigned, CAI International, Inc. (“CAI”) (as to itself and its Subsidiaries), Container Applications Limited (“CAI Barbados” or the “Borrower”) (as to itself), hereby certifies, pursuant to the Term Loan Agreement, dated as of October __, 2018 (as the same may be amended, restated, modified or supplemented and otherwise in effect from time to time, the “Credit Agreement”), by and among the Borrower, CAI, Wells Fargo Bank N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) and the other agents party thereto, that (a) the information set forth in this Borrowing Base Report was true and correct as of the last day of the period specified herein, (b) this Borrowing Base Report has been prepared in accordance with the applicable provisions of the Credit Agreement and the various components thereof, and (c) as of the date of this Borrowing Base Report, there exists no Default or Event of Default.

Except as otherwise specified in this Borrowing Base Report, capitalized terms used herein without definition have the same meanings herein as in the Credit Agreement.

CAI INTERNATIONAL, INC.

By:

Name:

Title:

CONTAINER APPLICATIONS LIMITED

By:

Name:

Title:

A-1

[TO BE UPDATED]

BORROWING BASE WORKSHEET

Exhibit B

FORM OF TERM NOTE

$____________ ____________ __, 20___

FOR VALUE RECEIVED, CONTAINER APPLICATIONS LIMITED, a corporation organized under the laws of Barbados (the “Borrower”) hereby promises to pay to _____________________ (the “Lender”), in accordance with its respective Obligations under the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of October __, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, CAI International, Inc., as guarantor, the Lenders from time to time party thereto, Wells Fargo Bank N.A., as Administrative Agent, and the other agents party thereto.

In accordance with its respective Obligations under the Agreement, the Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement and all other amounts (including, without limitation, any Breakage Loss) to be made to each Lender as provide in the Agreement.  All payments of principal, interest and all other amounts shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note (“Note”) is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non‑payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5‑1401)).

B-1

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

CONTAINER APPLICATIONS LIMITED

By:

Name:

Title:

Signature Page to Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C

FORM OF LOAN REQUEST

Date:

To:	Wells Fargo Bank N.A., as Administrative Agent

Attention:

Ladies and Gentlemen:

The undersigned Borrower (as hereinafter defined), Container Applications Limited (“CAL” or the “Borrower”) submits this Loan Request pursuant to §2.6 of the Term Loan Agreement, dated as of October __, 2018 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among the Borrower, CAI International, Inc. (“CAI”), as guarantor, Wells Fargo Bank N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter collectively, the “Lenders”) and the other agents party thereto.  All capitalized terms used in this Loan Request shall have the meanings specified in the Credit Agreement unless otherwise defined herein.

The Borrower hereby represents, warrants and certifies to you that (a) the proceeds specified herein shall be used in accordance with the provisions of the Credit Agreement, (b) each of the representations and warranties of the Borrower contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the date hereof, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), (c) the Borrower has performed and complied in all material respects with all of the terms and conditions contained in the Credit Agreement required to be performed or complied with by the Borrower prior to or at the time of the borrowing requested hereunder, (d) at and as of the date hereof, the Borrower is not in default of any of its obligations under the Credit Agreement, and no Default or Event of Default exists and (e) the execution and delivery of this Loan Request has been authorized by all necessary corporate action/proceedings on behalf of the Borrower.

The Borrower requests that the Lenders make a Term Loan which is a Fixed Interest Rate Loan on [proposed Drawdown Date]1/ for the Interest Period commencing on [proposed Drawdown Date] and ending on [                  ]2/ in the principal amount of [$__________].

1 / Loan Request must be made no less than two (2) Business Days prior to the proposed Drawdown Date of any Term Loan.
2 / For Term Loans, the last day of the calendar quarter following the proposed Drawdown Date. The first Interest Period shall commence on the first Drawdown Date and end on the first Payment Date.

Please acknowledge receipt of this letter by signing and returning to us the enclosed copy.

Very truly yours,

CONTAINER APPLICATIONS LIMITED

By:

Name:

Title:

Exhibit D

FORM OF COMPLIANCE CERTIFICATE

_________ __, 200__

To:	Wells Fargo Bank N.A., as Administrative Agent

Attention:

Re:	Compliance Certificate for the Reference Period Ended _______ __, 200__

Ladies and Gentlemen:

Pursuant to §8.4(d) of the Term Loan Agreement, dated as of October __, 2018 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among CAI International, Inc., a Delaware corporation (“CAI”), Container Applications Limited (“CAL” or the “Borrower”), a corporation organized under the laws of Barbados, Wells Fargo Bank N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) and the other agents party thereto, CAI, the Borrower (as to itself) and the undersigned principal financial or accounting officer of the Borrower hereby certify that (a) the information furnished below in this report was true and correct as of the last day of the Reference Period ended on the date indicated above, (b) as of the date hereof, no Default or Event of Default under the Credit Agreement has occurred and is continuing, (c) the [quarterly] [annual] financial statements delivered to the Administrative Agent herewith were prepared in compliance with §8.4 of the Credit Agreement and (d) each of the representations and warranties of the Borrower contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the date hereof, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date).

Except as otherwise specified in this Compliance Certificate, the capitalized terms used herein shall have the same meanings ascribed to them in the Credit Agreement.

D-1

CAI INTERNATIONAL, INC.,

By:

Name:

Title:

CONTAINER APPLICATIONS LIMITED

By:

Name:

Title:

D-2

COMPLIANCE CERTIFICATE WORKSHEET

[ON FILE WITH CAI]

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Closing Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Closing Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.          Assignor:  ______________________________

2.          Assignee:  _____________________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.          Borrower:  Container Applications Limited

4.          Administrative Agent:  Wells Fargo Bank N.A., as the administrative agent under the Credit Agreement

5.          Credit Agreement:  Term Loan Agreement, dated as of October __, 2018, among the Borrower, CAI International, Inc., the Lenders and agents from time to time party thereto, and Wells Fargo Bank N.A., as Administrative Agent

6.          Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number
__________	$_______________	$_______________	_______________%
__________	$_______________	$_______________	_______________%
__________	$_______________	$_______________	_______________%

[7.          Trade Date: _____________________]

Closing Date:  ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE CLOSING DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and] Accepted:

WELLS FARGO BANK N.A.,

as Administrative Agent

By:

Title:

[Consented to:]

By:

Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.          Representations And Warranties.

1.1.      Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Closing Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.          Payments.  From and after the Closing Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Closing Date and to the Assignee for amounts which have accrued from and after the Closing Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (excluding the laws applicable to conflicts or choice of law (other than the New York General Obligations Law §5‑1401)).

TERM LOAN AGREEMENT

Schedule 1 (Lenders and Commitments)
LENDER; DOMESTIC LENDING OFFICE	Title	Commitment	Commitment Percentage
Wells Fargo Bank, N.A.	Lender	$100,000,000.00	100.00%

Schedule 1-1